UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.        )

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MASCO CORPORATION

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2022

ANNUAL MEETING OF STOCKHOLDERS
NOTICE AND PROXY STATEMENT

MASCO

MASCO 2022	A LETTER FROM THE CHAIR OF OUR BOARD

Masco Corporation

17450 College Parkway

Livonia, MI 48152

313-274-7400

www.masco.com

March 25, 2022 Dear Masco Stockholders:

I’m pleased to write to you this year in advance of our Annual Meeting, and honored to have provided Board leadership to Masco during my first year as Chair.

The safety and comfort of home have never felt more critical than they do now, and Masco’s role in providing home improvement and building products that enhance the way consumers experience and enjoy their living spaces has never been more important. Thanks to the strength, resilience and outstanding efforts of our 20,000 employees globally, as well as our management team, we delivered value for our customers and our shareholders in 2021. We did this despite the ongoing impact of the global pandemic, significant supply chain challenges and inflation headwinds.

Our strong results in 2021 included sales growth of 17% and an 8% increase in our operating profit. We also executed on our commitment to return capital to shareholders over the course of year, with approximately $1.2 billion returned in 2021. This included paying approximately $211 million in dividends, reflecting a quarterly dividend increase of 68%.

Your Board continues to provide robust oversight of our overall enterprise strategy and significant risks, as well as our sustainability initiatives. We are proud of our progress in the following areas:

•	With new COVID variants emerging over the past year, we’ve promoted the health and well-being of our employees and ensured we’ve taken appropriate measures to support a safe work environment.

•

Knowing that our strength comes from our employees, we have remained committed to supporting a diverse and engaged workforce. To this end, we have disclosed our employee demographic data and workforce representation goals, as well as a description of our DE&I programs and initiatives.

A LETTER FROM THE CHAIR OF OUR BOARD	MASCO 2022

•

We continuously strive to deliver better living possibilities—for our homes, our environment and our community. This includes creating sustainable products for consumers. We offer paints that meet certain environmentally-friendly performance requirements and low VOC emissions standards, lighting fixtures using LED technology, and plumbing products that meet water flow rate standards. In 2021, a significant portion of our revenue came from the sale of sustainable products.

I am pleased to invite you to attend Masco Corporation’s Annual Meeting of Stockholders. Our meeting will be held at 9:30 a.m. Eastern Time on Thursday, May 12, 2022 at our corporate office in Livonia, Michigan. Your vote is important to us, and I urge you to read this proxy statement as we ask for your voting support on the items described in the following pages. On behalf of the entire Board, thank you for your continued investment in and support of Masco.

Sincerely, Lisa A. Payne Chair of the Board

THIS PROXY STATEMENT AND THE ENCLOSED PROXY CARD ARE BEING MAILED OR OTHERWISE MADE AVAILABLE TO STOCKHOLDERS ON OR ABOUT MARCH 25, 2022.

MASCO 2022	NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

MASCO CORPORATION NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Stockholders of record at the close of business on March 18, 2022 are entitled to vote at the Annual Meeting or any adjournment or postponement of the meeting. Whether or not you plan to attend the Annual Meeting, you can ensure that your shares are represented at the meeting by promptly voting by internet or by telephone, or by completing, signing, dating and returning your proxy card in the enclosed postage prepaid envelope. Instructions for each of these methods and the control number that you will need to vote are provided on the proxy card. You may withdraw your proxy before it is exercised by following the directions in the proxy statement. Alternatively, you may vote at the meeting.

By Order of the Board of Directors,

Kenneth G. Cole

Vice President, General Counsel and Secretary

ANNUAL MEETING INFORMATION:
Date:	May 12, 2022

Time:	9:30 a.m. Eastern Time
Place:	Masco Corporation Corporate Office 17450 College Parkway Livonia, MI 48152

ANNUAL MEETING ITEMS OF BUSINESS:

1. To elect three Class I directors;

2. To consider and act upon a proposal to approve the compensation paid to our named executive officers;

3. To ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for 2022; and

4. To transact such other business as may properly come before the meeting.

The Company recommends that you vote as follows:

FOR each Class I director nominee;

FOR the approval of the compensation paid to our named executive officers; and

FOR the selection of PricewaterhouseCoopers LLP as our independent auditors for 2022.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 12, 2022: THIS PROXY STATEMENT AND THE MASCO CORPORATION 2021 ANNUAL REPORT TO STOCKHOLDERS, WHICH INCLUDES THE COMPANY’S ANNUAL REPORT ON FORM 10-K, ARE AVAILABLE AT:

http://www.ezodproxy.com/masco/2022

THE COMPANY WILL PROVIDE A COPY OF ITS ANNUAL REPORT ON FORM 10-K, WITHOUT CHARGE, UPON A STOCKHOLDER’S WRITTEN REQUEST TO: INVESTOR RELATIONS, MASCO CORPORATION, 17450 COLLEGE PARKWAY, LIVONIA, MICHIGAN 48152.

MASCO 2022	2022 PROXY STATEMENT SUMMARY

2022 PROXY STATEMENT SUMMARY

We delivered strong results in 2021 despite the challenges of an ever-changing environment due to the continuing COVID-19 pandemic, supply chain disruptions and constraints and increasing costs for commodities and transportation. We focused on continuing to protect the health and safety of our employees, driving new organic and inorganic growth opportunities and managing costs. Our ability to execute on these priorities, coupled with strong consumer demand for our repair and remodel-oriented products, resulted in top-line growth in both our Plumbing Products segment and Decorative Architectural Products segment.

2022 PROXY STATEMENT SUMMARY	MASCO 2022

OUR ESG FOCUS

BOARD OVERSIGHT

Our Board is focused on oversight of environmental, social and governance matters, and, in 2021, met with management to discuss our ESG strategy and initiatives, as well as our Corporate Sustainability Report.

DIVERSITY, EQUITY & INCLUSION (DE&I)

We are committed to DE&I across our business. We are publishing our annual EEO-1 Report and additional workforce diversity metrics on our corporate website. In addition, we have established goals related to gender, racial and ethnicity in our leadership and black representation in our salary workforce.

SUSTAINABLE PRODUCTS

In 2021, a significant portion of our revenue came from sales of sustainable products. We offer paints that meet the GREENGUARD certification or MPI Green Performance Standard® , plumbing products that meet water flow rates in standards such as WaterSense® and the European Water Label and Building Research Establishment Environmental Assessment Method, and lighting fixtures that use LED technology or reclaimed wood.

TASK FORCE ON CLIMATE-RELATED FINANCIAL DISCLOSURE (TCFD)

We commenced our journey to implement the TCFD Framework recommendations in 2021, and enhanced our ESG-related disclosure by aligning our Corporate Sustainability Report with this Framework.

OUR COMMITMENT TO STOCKHOLDER ENGAGEMENT

Our Board of Directors believes it is important to consider feedback from our stockholders when considering our corporate governance, ESG and executive compensation programs. In 2021, we continued our robust stockholder engagement program and requested the opportunity to engage with stockholders holding approximately 45% of our outstanding shares. Of the stockholders with which we engage, we discussed our Board's oversight of ESG, DE&I initiatives and goals and recent refreshment of board leadership positions.

We provide reports on the feedback we received to our Organization and Compensation Committee and Corporate Governance and Nominating Committee.

MASCO 2022	TABLE OF CONTENTS

TABLE OF CONTENTS	MASCO 2022

PART I - CORPORATE GOVERNANCE	MASCO 2022

CORPORATE GOVERNANCE

This section of our proxy statement provides information on the qualifications and experience of our director nominees and incumbent directors, the structure and responsibilities of our Board and its Committees, our Board’s self-evaluation and risk oversight processes, and other important corporate governance matters.

DIRECTORS AND DIRECTOR NOMINEES

Our Board is currently composed of nine directors; eight of whom are independent directors. Our directors possess a wide array of skills and experience that provide a strong source of strategic oversight, advice and guidance to our management team.

The following director skills matrix highlights the balanced mix of skills and experience that are most relevant and important to our Company. The skills and experience identified for each independent director are those we believe are key and unique to each director’s contribution to our Board. This matrix is not meant to encompass or reflect all of the skills and experience possessed by each director. See the following pages for a full biography of each of our continuing directors.

	Alexander	Ffolkes	O’Herlihy	Parfet	Payne	Plant	Stevens	Turner

Business Operations and Leadership

M&A

Risk Management

Finance and Accounting

Product Innovation

International Business

Manufacturing

Marketing and Brand Management

Talent Management

MASCO 2022	PART I - CORPORATE GOVERNANCE

DIRECTOR NOMINEES FOR CLASS I

(Term Expiring at the Annual Meeting in 2025)

Donald R. Parfet	Lisa A. Payne

AGE: 69	AGE: 63

DIRECTOR SINCE: 2012	DIRECTOR SINCE: 2006

POSITION: • Managing Director, Apjohn Group, LLC, a business development company, since 2000 • General Partner, Apjohn Ventures Fund, Limited Partnership, a venture capital fund, since 2003	POSITION: • The Chair of our Board • Former Vice Chair and Chief Financial Officer of Taubman Centers, Inc., a real estate investment trust

RELEVANT SKILLS AND EXPERIENCE:	RELEVANT SKILLS AND EXPERIENCE:

As an executive with responsibilities for numerous global businesses, Mr. Parfet brings extensive financial and operating experience to our Board, particularly in areas of financial and corporate staff management and senior operational practices for multiple global business units. His experience in business development and venture capital firms provides our Board with a valued perspective on growth and strategy. He is also experienced in leading strategic planning, risk assessment, human capital management and financial planning and controls. His global operating experience, strong financial background and proven leadership capabilities are especially important to our Board’s consideration of product and geographic expansion and business development opportunities.

Ms. Payne provides leadership and executive management experience to our Board. She also possesses substantial financial, accounting and corporate finance expertise gained through her experience as Chief Financial Officer of Taubman Centers and as an investment banker. Her financial focus and proficiency helped guide Taubman Centers through the economic recession and increase shareholder value. She brings to our Board an understanding of growth strategy. In addition, Ms. Payne’s extensive experience in real estate investment, development and acquisition gives her an informed and thorough understanding of macroeconomic factors that may impact our business.

BUSINESS EXPERIENCE:	BUSINESS EXPERIENCE:

• Chair of the Board of Kelly Services, Inc. and Lead Independent Director of Rockwell Automation, Inc.

• Chair of the Board of Sierra Oncology, Inc. (2017-2019)

• Senior Vice President, Pharmacia Corporation, a pharmaceutical company, from which he retired in 2000

• Served as a senior corporate officer of Pharmacia & Upjohn and The Upjohn Company, predecessors of Pharmacia Corporation

• Director and trustee of a number of charitable and civic organizations

• Director of Rockwell Automation, Inc.

• Director of Leaf Home Solutions LLC, a privately-held provider of technology-enabled home solutions

• Director of J.C. Penney Company (2016-2020)

• Chair of the Board of Soave Enterprises, LLC, a privately held diversified management and investment company (2016-2017)

• President of Soave Real Estate Group (2016-2017)

• Taubman Centers, Inc.:

• Vice Chair (2005-2016)

• Chief Financial Officer (2005-2015)

• Executive Vice President and Chief Financial and Administrative Officer (1997-2005)

• Investment banker, Goldman, Sachs & Co. (1987-1997)

PART I - CORPORATE GOVERNANCE	MASCO 2022

Reginald M. Turner

AGE: 62

DIRECTOR SINCE: 2015

POSITION: Attorney and Member, Clark Hill PLC, a Detroit, Michigan-based law firm, since 2000, and currently serves on its Executive Committee

RELEVANT SKILLS AND EXPERIENCE:

As an accomplished litigator and legal advisor with expertise in labor and employment law and government relations, Mr. Turner brings to our Board substantial insight in these areas. His background, coupled with his service as a director of a financial institution and a member of its enterprise risk committee, make him a valuable asset to our Board in the areas of risk management and finance. Mr. Turner has numerous and varied experiences in business, civic and charitable leadership roles, and his skills and insight benefit our Board as it considers issues of risk management, talent management, corporate governance and legal risk.

BUSINESS EXPERIENCE:

• Director of Comerica Incorporated since 2005, where he currently serves on that board’s Enterprise Risk Committee, Audit Committee and Qualified Legal Compliance Committee

• President of the American Bar Association (2021-2022)

• Past President of the National Bar Association and past President of the State Bar of Michigan

• Active in public service and with civic and charitable organizations, serving in leadership positions with the Detroit Public Safety Foundation, the Detroit Institute of Arts, and the Community Foundation for Southeast Michigan

• Past Chair of the United Way for Southeastern Michigan

MASCO 2022	PART I - CORPORATE GOVERNANCE

CLASS II DIRECTORS

(Term Expiring at the Annual Meeting in 2023)

Keith J. Allman	Christopher A. O’Herlihy

AGE: 59	AGE: 58

DIRECTOR SINCE: 2014	DIRECTOR SINCE: 2013

POSITION: Our President and Chief Executive Officer, since 2014	POSITION: Vice Chair of Illinois Tool Works Inc., a global diversified industrial manufacturer of specialized industrial equipment, consumables, and related service businesses, since 2015

RELEVANT SKILLS AND EXPERIENCE:	RELEVANT SKILLS AND EXPERIENCE:

Mr. Allman brings to our Board strong business leadership skills, hands-on operational experience with our businesses and valuable insight into our Company’s culture. He played an integral role in developing our strategies to strengthen our brands, innovation and service and improve our execution, which has helped to provide the foundation for the current direction of our Company. His key leadership positions within our Company have given him deep knowledge of all aspects of our business, and he possesses a significant understanding of, and experience with, complex operations as well as company-specific customer expertise.

Mr. O’Herlihy joined Illinois Tool Works Inc. in 1989. In his over 30 years with Illinois Tool Works, he has held several executive positions through which he has acquired extensive knowledge and experience in all aspects of business, including business strategy, international business operations, mergers and acquisitions, emerging markets, financial performance and structure, legal matters, human resources and talent management. His current responsibilities include developing and executing that company’s overall corporate growth strategy. He brings to our Board strategic insight and understanding of complex business and manufacturing operations, as well as a valuable perspective on developing innovative products, gained through his experience with a multi-billion dollar diversified global organization.

BUSINESS EXPERIENCE:	BUSINESS EXPERIENCE:

• Masco Corporation:

• Group President (2011-2014)

• President, Delta Faucet (2007-2011)

• Executive Vice President, Builder Cabinet Group (2004-2007)

• Served in various management positions of increasing responsibility at Merillat Industries (1998-2003)

• Director of Oshkosh Corporation

• Illinois Tool Works Inc.:

• Executive Vice President, with worldwide responsibility for Illinois Tool Works’ Food Equipment Group (2010-2015)

• Group President—Food Equipment Group Worldwide (2010)

• Group President—Food Equipment Group International (2009-2010)

• For over 30 years, served in various positions of increasing responsibility, including as Group President of the Polymers and Fluids Group

PART I - CORPORATE GOVERNANCE	MASCO 2022

Charles K. Stevens, III

AGE: 62

DIRECTOR SINCE: 2018

POSITION: Retired Executive Vice President and Chief Financial Officer of General Motors Company, a global automotive company

RELEVANT SKILLS AND EXPERIENCE:

Mr. Stevens joined General Motors Company in 1983 with the Buick Motor Division. In his over 30 years with General Motors Company, Mr. Stevens acquired significant leadership experience in financial and accounting operations. His extensive background and expertise provide to our management and Board a valuable understanding of finance, financial operations, international financial matters, risk evaluation and management, mergers and acquisitions and consumer goods. His past responsibilities include being a vital contributor to developing and executing business strategies to drive profitable growth, which benefit our Board as it oversees our strategy.

BUSINESS EXPERIENCE:

• Director of Eastman Chemical Company, Flex, Ltd. and Tenneco Inc.

• General Motors Company:

• Executive Vice President and Chief Financial Officer (2014-2018)

• Chief Financial Officer of GM North America (2010-2014)

• Interim Chief Financial Officer of GM South America (2011-2013)

• Chief Financial Officer of GM de Mexico (2008-2010)

• Chief Financial Officer of GM Canada (2006-2008)

• For more than 30 years, served in various positions of increasing responsibility, including several leadership positions with GM’s Asia Pacific region including China, Singapore, Indonesia and Thailand

MASCO 2022	PART I - CORPORATE GOVERNANCE

CLASS III DIRECTORS

(Term Expiring at the Annual Meeting in 2024)

Mark R. Alexander	Marie A. Ffolkes

AGE: 57	AGE: 50

DIRECTOR SINCE: 2014	DIRECTOR SINCE: 2017

POSITION: Chief Executive Officer, Icelandic Provisions, Inc., a provider of Icelandic dairy products, since 2019	POSITION: Former Chief Executive Officer, TriMark USA, LLC, a provider of design services, equipment and supplies to the food service industry

RELEVANT SKILLS AND EXPERIENCE:	RELEVANT SKILLS AND EXPERIENCE:

Through his experience as a current CEO and as the former President of Campbell Soup Company’s largest division, Mr. Alexander brings to our Board strong leadership skills and experience in developing and executing business growth strategies, including through innovation and mergers and acquisitions. His past business responsibilities include investing in brand-building, innovation and expanded distribution, which correspond to areas of focus at our business operations. His extensive international experience with consumer branded products and his background in marketing and customer relations also provide our Board with expertise and insight as we leverage our consumer brands in the global market.

Through her experience as a CEO and as the former President, Industrial Gases, Americas for Air Products & Chemicals, Inc., Ms. Ffolkes brings to our Board extensive experience in developing and leading strategy implementation and driving profitability. Ms. Ffolkes’ strong leadership experience allows her to provide valuable contributions and perspectives to our Board in areas important to our performance including operations, finance, international markets, marketing and personnel.

BUSINESS EXPERIENCE:	BUSINESS EXPERIENCE:

• Campbell Soup Company:

• Senior Vice President (2009-2018)

• President of Americas Simple Meals and Beverages (2015-2018)

• President of Campbell North America (2012-2015), Campbell International (2010-2012) and Asia Pacific (2006-2009)

• Chief Customer Officer and President—North America Baking & Snacking (2009-2010)

• Served in various marketing, sales and management roles in the United States, Canada, Europe and Asia since 1989

• Chief Executive Officer, TriMark USA, LLC (2020-2021)

• President, Industrial Gases, Americas of Air Products & Chemicals, Inc. (2015-2020)

• Tenneco:

• Global Vice President and General Manager, Ride Performance Group (2013-2015)

• Vice President and General Manager, Global Elastomers (2011-2013)

• Johnson Controls International plc (formerly, Johnson Controls):

• Vice President & General Manager South America Region, Automotive Group (2010-2011)

• Vice President and General Manager, Hyundai-Kia Customer Business Unit (2008-2010)

• Global Vice President, Japan (2006-2008)

• Director of National Association of Manufacturers

PART I - CORPORATE GOVERNANCE	MASCO 2022

John C. Plant

AGE: 68

DIRECTOR SINCE: 2012

POSITION: Chair of the Board and Chief Executive Officer, Howmet Aerospace Inc., a global supplier of engineered metal products, since 2020.

RELEVANT SKILLS AND EXPERIENCE:

Based on his leadership positions with multi-billion dollar diversified global companies, Mr. Plant brings to our Board strategic insight and understanding of complex operations as well as a valuable perspective of international business. He understands how to manage a company through economic cycles and major transactions. He has a strong background in finance and extensive knowledge and experience in all aspects of business, including operations and manufacturing, business development matters, mergers and acquisitions, financial performance and structure, legal matters and human resources.

BUSINESS EXPERIENCE:

• Director of Jabil Inc.

• Chief Executive Officer (2019-2020) and Chair of the Board (2017-2020) of Arconic Inc.

• Director of Gates Industrial Corporation plc (2017-2019)

• TRW Automotive Holdings Corp.:

• Chair of the Board (2011-2015)

• President and Chief Executive Officer and Director (2003-2015)

• Co-member of the Chief Executive Office of TRW Inc. and the President and Chief Executive Officer of the automotive business of TRW Inc. (2001-2003)

• Director Emeritus of the Automotive Safety Council

MASCO 2022	PART I - CORPORATE GOVERNANCE

BOARD OF DIRECTORS

Our Board of Directors is committed to maintaining our high standards of ethical business conduct and corporate governance principles and practices.

Structure of our Board of Directors

Our Board of Directors is comprised of nine directors and is divided into three classes. Each class has a term of three years and each year the term of office of one class expires. Each director will hold office for the term to which he or she is elected or until his or her respective successor is elected and qualified.

Our Board’s Leadership Structure

Ms. Lisa Payne was appointed as Chair of our Board on May 12, 2021. At that time, Ms. Payne also became the Chair of our Governance Committee. Ms. Payne has served on our Board since 2006, including as the Chair of our Audit Committee from 2015-2021.

Effective Oversight of our Company

The responsibilities, among others, of the independent Chair of our Board include:

•	presiding at Board meetings and at executive sessions of the independent directors;

•	providing advice to our CEO;

•	discussing with management and approving our Board’s meeting agendas and assuring that there is sufficient time for discussion of all agenda items;

•	in preparation for Board meetings, consulting with management on information to be provided to our Board;

•	overseeing the Board’s annual review of our strategic plan and its execution; and

•	calling meetings of our independent directors, as necessary.

Separation of our Chair of the Board and CEO Roles

Our Board believes that its leadership structure is in the best interests of the Company and our stockholders at this time; however, our Board has no policy with respect to the separation of the roles of CEO and Chair. Our Board believes that this matter should be discussed and determined by our Board from time to time, based on all of the then-current facts and circumstances. If the roles of Board Chair and CEO are combined in the future, then a majority of our independent directors will elect a Lead Independent Director for a renewable one-year term.

Director Independence

Our Corporate Governance Guidelines require that a majority of our directors qualify as “independent” under the requirements of applicable law and the New York Stock Exchange’s listing standards.

Director Independence Standards

For a director to be considered independent, our Board must determine that the director does not have any direct or indirect material relationship with us. Our Board has adopted standards to assist it in making a determination of independence for directors. These standards are posted on our website at www.masco.com.

PART I - CORPORATE GOVERNANCE	MASCO 2022

Assessment of our Directors’ Independence

Our Board has determined that eight of our nine directors, including all of our non-employee directors, are independent. As an employee, Mr. Allman, our President and Chief Executive Officer, is not an independent director.

In making its independence determinations, our Board reviewed all transactions, relationships and arrangements for the last three fiscal years involving each non-employee director and the Company.

•

In evaluating Mr. O’Herlihy’s independence, our Board considered our purchases of goods from his employer, Illinois Tool Works Inc. and its subsidiaries. The aggregate amount of these purchases was approximately $60,000 in 2021. Illinois Tool Works has reported revenue of $14.5 billion in 2021. Our Board does not believe that Mr. O’Herlihy has a material interest in these transactions.

Our Board also determined that we did not make any discretionary charitable contributions exceeding the greater of $1 million or 2% of the revenues of any charitable organization in which any of our directors, or an immediate family member of any of our directors, was an executive officer and actively involved in the day-to-day operations.

Committee Member Independence Assessment

Our Board has determined that each member of our Audit Committee, Compensation Committee and Governance Committee qualifies as independent under the requirements of applicable law and the New York Stock Exchange’s listing standards.

Board Refreshment

Our Governance Committee periodically assesses the composition of our Board by reviewing our directors’ skills and expertise and reviews current director tenure, including whether any vacancies are expected on our Board due to retirement or otherwise. Our Board completes a director skill-set analysis from time to time to provide our Governance Committee insight into our Board’s composition. The Committee uses this information to evaluate the skills and experience represented on our Board and to identify anticipated skills and experience that would be valuable to our Board in the future to best support our Company’s strategic objectives.

Board Membership and Composition

Board Membership

Our Governance Committee believes that directors should possess exemplary personal and professional reputations, reflecting high ethical standards and values. The expertise and experience of directors should provide a source of strategic oversight, advice and guidance to our management. A director’s judgment should demonstrate an inquisitive and independent perspective with intelligence and practical wisdom. Directors should be free of any significant business relationships which would result in a potential conflict in judgment between our interests and the interests of those with whom we do business. Each director should be committed to serving on our Board for an extended period of time and to devoting sufficient time to carry out the director’s duties and responsibilities in an effective manner for the benefit of our stockholders.

Our Governance Committee also considers additional criteria adopted by our Board for director nominees and the independence, financial literacy and financial expertise standards required by applicable law and by the New York Stock Exchange.

Board Composition

As part of its assessment of board composition and evaluation of potential director candidates, our Governance Committee considers whether our directors hold diverse viewpoints, professional experiences, education and other skills and attributes that are necessary to enhance our Board’s effectiveness. In addition, our Governance Committee

MASCO 2022	PART I - CORPORATE GOVERNANCE

believes that it is desirable for directors to possess diverse characteristics of gender, race, national origin, ethnicity and age, and considers such factors in its evaluation of candidates for board membership. Neither our Board nor our Governance Committee has adopted a formal Board diversity policy.

Director Candidate Recommendations

The Governance Committee uses a number of sources to identify and evaluate director nominees. It is the Governance Committee’s policy to consider director candidates recommended by stockholders. All Board candidates, including those recommended by stockholders, are evaluated against the criteria described above. Stockholders wishing to have the Governance Committee consider a candidate should submit the candidate’s name and pertinent background information to our Secretary at the address stated below in “Communications with our Board of Directors.” Stockholders who wish to nominate director candidates for election to our Board should follow the procedures set forth in our Certificate of Incorporation and Bylaws.

BOARD SELF-EVALUATION PROCESS

Our Governance Committee is responsible for the oversight of our Board’s annual self-evaluation, including establishing evaluation criteria and reporting on the process and results of the evaluation, including any recommendations for proposed changes, to the Board. Our Board’s self-evaluation process includes the following components:

Survey

Each year our directors undertake an anonymous self-evaluation to assess our Board’s performance. The directors provide feedback on:

•	The responsibilities of the Board;

•	Board meetings;

•	Board engagement with management; and

•	Board and Committee structure and composition.

Periodically, our directors also undertake a board planning survey, including a skill-set analysis that assesses the current and desired director skills and experience, which facilitates director succession planning.

Individual Discussions

The Chair of our Board reviews a summary of the self-evaluation results and holds one-on-one discussions with each director to discuss feedback on the topics included in the annual self-evaluation and to engage in in-depth discussions regarding the functions of the Board.

Review and Discussion

Our Governance Committee discusses the self-evaluation results and considers recommendations. These results and recommendations are then discussed by the full Board.

Consider Feedback

Director feedback is considered by the Board and the Committees, and Board and Committee policies and practices are updated as appropriate.

PART I - CORPORATE GOVERNANCE	MASCO 2022

RISK OVERSIGHT

Our Board has a thorough approach to the oversight of our risk management practices, both directly and through its Committees. Our Board reviews and discusses with management comprehensive analyses describing the material risks facing us and the actions we are taking to mitigate these risks. Management provides updates regarding these risks and mitigation activities to the Board throughout the year, as necessary.

Our Board’s key risk oversight activities include:

Strategic risk oversight:

Each year our Board holds a strategy session in which management and our directors discuss how we are executing our current strategic objectives and developing our long-term strategy. In 2021, our Board’s strategy session included discussions with the General Managers of Delta Faucet Company, Hansgrohe, Behr Paint Company and Watkins Wellness. The session also included a discussion with a housing market expert to provide our directors with an external perspective of us, our industry and macroeconomic factors that may impact us.

Enterprise risk oversight:

Each year our Board and management discuss our enterprise risk management profile and assessment, which includes financial, operational, legal, regulatory, ethics and compliance risks that are material to us.

Cybersecurity risk oversight:

Our Board oversees our cybersecurity risk. In 2021, our Board met twice with our Vice President, Information Technology and our Director, Enterprise Security to discuss our IT enterprise strategy, our enterprise security program, an assessment of our cybersecurity risk and how we are managing that risk (which includes regular training of our employees), and how we are implementing cybersecurity compliance.

Environmental, Social and Governance (ESG) risk oversight:

Our Board oversees our ESG enterprise strategy, strategic initiatives and disclosure, and in 2021, our Board met twice with management to discuss these items, as well as our Corporate Sustainability Report. Our Board has delegated oversight responsibility of certain specific ESG matters to our Committees, as described below.

Our Board has delegated certain oversight responsibilities to our Board Committees, as follows:

Audit Committee:	Compensation Committee:	Governance Committee:

•  Financial reporting

•  Internal controls over financial reporting

•  Legal and regulatory compliance, including for environmental claims and liabilities

•  Ethics and compliance
program

•  Risk disclosure

•  Executive compensation programs and policies

•  CEO and executive management succession planning

•  Enterprise talent strategy, including leadership and future workforce

•  Diversity, equity and inclusion (DE&I) strategy, initiatives and goals

•  Governance structure

•  Board composition, including refreshment and diversity

•  Board self-evaluation process

•  Director orientation and continuing education

•  Governance trends and best practices

•  Political contributions

For more information on the risk oversight activities of our Board Committees, see the “Committees of our Board of Directors” section.

MASCO 2022	PART I - CORPORATE GOVERNANCE

Board Meetings and Attendance

Our Board held six meetings in 2021. Each director attended at least 75% of our Board meetings and applicable committee meetings that were held in 2021. It is our policy to encourage directors to attend our Annual Meeting of Stockholders, and all of our directors attended our 2021 Annual Meeting. Our independent directors meet separately at least once per year. Ms. Payne, as the Chair of our Board, presides over these executive sessions.

Communications with our Board of Directors

If you are interested in contacting the Chair of our Board, an individual director, our Board as a group, our independent directors as a group, or a specific Board committee, you may send a communication, specifying the individual or group you wish to contact, in care of: Kenneth G. Cole, Secretary, Masco Corporation, 17450 College Parkway, Livonia, Michigan 48152.

PART I - CORPORATE GOVERNANCE	MASCO 2022

COMMITTEES OF OUR BOARD OF DIRECTORS

The standing committees of our Board are the Audit Committee, the Compensation Committee and the Governance Committee. These committees function pursuant to written charters adopted by our Board. The committee charters, as well as our Corporate Governance Guidelines and our Code of Ethics, are posted on our website at www.masco.com and are available to you in print from our website or upon request.

Audit Committee

Charles K. Stevens Chair	Mark R. Alexander	John C. Plant	Reginald M. Turner

5 meetings in 2021

All members are independent and financially literate

Messrs. Alexander, Plant and Stevens qualify as “audit committee financial experts” as defined in Item 407(d)(5)(ii) of Regulation S-K

Audit Committee responsibilities include assisting the Board in its oversight of the:

• integrity of our financial statements

• effectiveness of our internal controls over financial reporting

• qualifications, independence, performance and remuneration of our independent auditors

• performance of our internal audit function

• compliance with legal and regulatory requirements, including our employees’ and directors’ compliance with our Code of Ethics

In addition, our Audit Committee reviews and discusses with management certain key financial and non-financial risks.

Audit Committee key activities in 2021:

•  reviewed and approved our 2020 Form 10-K

•  reviewed our Form 10-Qs

•  discussed with management quarterly updates on our internal controls over financial reporting

•  reviewed with management quarterly updates on ethics hotline matters

•  discussed with management certain risk management practices, including employee health and welfare benefit matters and treasury matters

•  discussed with management our Ethics and Compliance Program, including Program goals, objectives and initiatives

•  reviewed the performance of our internal and independent auditors

•  reviewed and approved our independent auditor’s 2022 integrated audit plan and service fees

•  reviewed and approved our 2022 internal audit annual operating plan

MASCO 2022	PART I - CORPORATE GOVERNANCE

Organization and Compensation Committee

Christopher A. O’Herlihy Chair	Mark A. Alexander	Marie A. Ffolkes	Donald R. Parfet	Reginald M. Turner

6 meetings in 2021

All members are independent

Our Compensation Committee is responsible for the following:

• the oversight of our executive compensation programs

• determining the goals and objectives applicable to the compensation of our CEO and evaluating our CEO’s performance in light of those goals

• reviewing our executive succession plan, including periodically reviewing our CEO’s evaluation and recommendation of a potential successor

• determining and administering equity awards granted under our stock incentive plan

• administering our annual and long-term performance compensation programs

• reviewing and establishing our peer group

In addition, our Compensation Committee evaluates risks arising from our compensation policies and practices and has determined that such risks are not reasonably likely to have a material adverse effect on us. Our executive officers and other members of management report to the Compensation Committee on executive compensation programs at our business units to assess whether these programs or practices expose us to excessive risk.

Compensation Committee key activities in 2021:

• reviewed and approved the incentive compensation paid to our executive officers for 2020 performance

• reviewed with management a pay-for-performance analysis of our CEO’s compensation as compared to our peer group

• established the 2021 performance goals for our 2021 Annual Incentive Program, which included the addition of an individual performance modifier for each executive officer, and 2021-2023 Long-Term Incentive Program

• discussed with management an organization and talent update and our talent strategy

• discussed with management our diversity, equity and inclusion strategy and initiatives, including our human capital management disclosure included in our 2021 Form 10-K

• discussed with management and the Committee’s outside compensation consultant executive compensation trends

• reviewed with management our 2021 stockholder engagement activities

PART I - CORPORATE GOVERNANCE	MASCO 2022

Corporate Governance and Nominating Committee

Lisa Payne Chair	Marie A. Ffolkes	Donald R. Parfet	John C. Plant

5 meetings in 2021

All members are independent

Our Governance Committee is responsible for the following:

• advising our Board on the governance structure and conduct of our Board

• developing and recommending to our Board appropriate corporate governance guidelines and policies

• Board succession planning, including reviewing our Board’s structure and composition and the tenure of our directors

• reviewing the independence of our directors

• identifying and recommending qualified individuals for nomination and re-nomination to our Board

• recommending directors for appointment and re-appointment to Board committees

• reviewing and recommending to the Board our director compensation

Governance Committee key activities in 2021:

• reviewed the results of our Board’s 2021 self-evaluation

• engaged in board leadership succession planning, resulting in the Board’s selection of Lisa Payne as our new Board Chair as of May 2021 and new Chair assignments for each of our Board’s Committees

• reviewed with management our 2021 stockholder engagement activities

• reviewed and recommended an amendment to our bylaws to include a proxy access provision, which was adopted by our Board

• engaged a third party firm, Spencer Stuart, to assist in a director candidate search process

• discussed with management significant corporate governance trends

• reviewed 2020 political contributions in accordance with our Political Contributions Policy

MASCO 2022	PART I - CORPORATE GOVERNANCE

DIRECTOR COMPENSATION PROGRAM

Our non-employee directors receive the following compensation for service on our Board:

Compensation Element	Amount

Annual Cash Retainer	$130,000

Annual Equity Retainer (a)	Restricted stock units with a value of $160,000 that vest in three equal installments over three years

Annual Chair of the Board Cash Retainer	$200,000

Annual Committee Chair Cash Retainer (b)	$25,000 for the Audit Committee $20,000 for the Compensation Committee $15,000 for the Governance Committee

Meeting Fee (c)	None

Stock Retention Guideline	Directors must retain at least 50% of the equity they receive from us until their service as a director concludes

Annual Equity Retainer (row a): In 2021, the annual equity retainer was paid in the form of restricted stock units granted under our Non-Employee Director Equity Program. Our Non-Employee Director Equity Program imposes a limit on the amount of equity a director may receive during a year of the greater of 25,000 restricted stock units or equity with a grant date value of $500,000.

Annual Governance Committee Chair Cash Retainer (row b): The Governance Committee Chair retainer is not paid if the director who chairs that committee also serves as the Chair of our Board. Currently Ms. Payne serves as both the Chair of our Board and our Governance Committee Chair, so she does not receive the Governance Committee Chair retainer.

Meeting Fee (row c): Our Board may approve the payment of meeting fees to directors serving on three or more standing committees or serving as members of a special committee constituted by our Board. No such fees were paid for 2021.

Other Compensation

Our non-employee directors may also receive the following benefits, which are available to all of our employees:

•

Matching gifts program under which we will match up to $5,000 of a director’s contributions to eligible 501(c)(3) tax-exempt organizations each year. Non-employee directors may participate in the matching gifts program until December 31 of the year in which their service as a director ends.

•	Employee purchase program under which a director may obtain rebates on certain of our products purchased for their personal use.

In addition, if space is available, a director’s spouse is permitted to accompany a director who travels on Company aircraft to attend Board or committee meetings.

Annual Review of our Director Compensation Program

Our Governance Committee reviews our director compensation program annually, including reviewing an analysis of the competitiveness of the program, and recommends any changes to our Board. In 2021, the Committee recommended to the Board that it increase the equity retainer paid to our non-employee directors by $20,000 to $160,000, and increase the retainer paid to our Audit Committee Chair by $3,000 to $25,000. Our Board approved these recommendations.

PART I - CORPORATE GOVERNANCE	MASCO 2022

DIRECTOR COMPENSATION TABLE

The following table reflects 2021 compensation paid to our directors, other than Mr. Allman, who is also a Company employee and receives no additional compensation for his service as a director.

2021 Director Compensation

Name	Cash Fees Earned ($)	Restricted Stock Units ($) (a)	All Other Compensation ($) (b)	Total ($)

Mark R. Alexander	130,000	160,270	—	290,270

Marie A. Ffolkes	130,000	160,270	—	290,270

J. Michael Losh	82,500	—	5,000	87,500

Richard A. Manoogian	32,500	—	—	32,500

Christopher A. O’Herlihy	145,000	160,270	5,000	310,270

Donald R. Parfet	135,000	160,270	5,000	300,270

Lisa A. Payne	285,500	160,270	—	445,770

John C. Plant	130,000	160,270	—	290,270

Charles K. Stevens	148,750	160,270	—	309,020

Reginald M. Turner	130,000	160,270	—	290,270

Restricted Stock Units (column a): In May 2021, we granted 2,580 restricted stock units to each non-employee director, except for Mr. Losh and Mr. Manoogian, who each concluded service on our Board in May 2021. The amounts reported in this column reflect the aggregate grant date fair value of the restricted stock units, calculated in accordance with accounting guidance. Directors realize the value of these grants over time because the vesting occurs pro rata over three years, and one-half of the restricted stock each of our directors receives as compensation must be retained until completion of their service on our Board.

All Other Compensation (column b): The amounts reported in this column reflect our contributions in 2021 to eligible tax-exempt organizations under our matching gifts program, as described above, for which directors receive no direct financial benefit.

Unvested Restricted Shares and Units: The following table reports the unvested restricted shares and units held on December 31, 2021 by each non-employee director who was serving on that date.

Director	Unvested Restricted Shares and Units (#)

Mark R. Alexander	6,150

Marie A. Ffolkes	6,150

Christopher A. O’Herlihy	6,150

Donald R. Parfet	6,150

Lisa A. Payne	6,150

John C. Plant	6,150

Charles K. Stevens	6,150

Reginald M. Turner	6,150

MASCO 2022	PART I - CORPORATE GOVERNANCE

RELATED PERSON TRANSACTIONS

Our Board of Directors has adopted a Related Person Transaction Policy that requires our Board or a committee of independent directors to approve or ratify any transaction involving us in which any director, director nominee, executive officer, 5% beneficial owner or any of his or her immediate family members has a direct or indirect material interest.

Related Persons Transaction Policy

Our policy covers:

•	financial transactions and arrangements;

•	indebtedness and guarantees of indebtedness; and

•	transactions involving employment.

Our policy excludes transactions determined by our Board not to involve a material interest of the related person, such as:

•	ordinary course of business transactions of $120,000 or less;

•	transactions in which the related person’s interest is derived from service as a director of another entity or ownership of less than 10% of another entity’s stock; and

•

transactions in which the related person’s interest is derived from service as a director, trustee or officer of a not-for-profit organization or charity that receives donations from us, which are made in accordance with our matching gifts program.

Assessing Related Person Transactions

Our policy requires directors, director nominees and executive officers to provide prompt written notice to our Secretary of any related transaction so it can be reviewed by our Governance Committee. If our Governance Committee determines that the related person has a direct or indirect material interest in the transaction, it will consider all relevant information to assess whether the transaction is in, or not inconsistent with, our best interests and the best interests of our stockholders. Our Governance Committee annually reviews previously-approved ongoing related transactions to determine whether the transactions should continue.

Related Persons Transactions for 2021

There are no transactions required to be described in this proxy statement other than as stated below.

On-Going Related Person Transactions

Our Governance Committee previously approved the on-going related transaction described below.

Transactions with Mr. Richard A. Manoogian in 2021

In accordance with the terms of our 2009 agreement with Mr. Manoogian, who transitioned to Chair Emeritus in 2012, in 2021 we provided him with an administrative assistant for his personal use and a subscription allowance, which together aggregated approximately $179,000. Mr. Manoogian concluded his service as a director in May 2021.

PART I - CORPORATE GOVERNANCE	MASCO 2022

PROPOSAL 1: ELECTION OF CLASS I DIRECTOR NOMINEES

The term of office of our Class I Directors, who are Donald R. Parfet, Lisa A. Payne and Reginald M. Turner, expires at this meeting.

Our Board proposes the re-election of Mr. Parfet, Ms. Payne and Mr. Turner to serve as Class I Directors. The term of the Class I Directors elected at this Annual Meeting will expire at the Annual Meeting of Stockholders in 2025, or when their respective successors are elected and qualified.

Our Board expects that the persons named as proxy holders on the proxy card will vote the shares represented by each proxy for the election of each director nominee unless a contrary direction is given. If, prior to the meeting, a nominee is unable or unwilling to serve as a director, which our Board does not expect, the proxy holders may vote for an alternate nominee recommended by our Board, or our Board may reduce its size.

Information regarding each of our director nominees can be found above in “Director Nominees for Class I.”

Our Board recommends a vote FOR the election to our Board of Directors of each of the following Class I Director nominees:

Name	Director Since	Occupation

Donald R. Parfet	2012	• Managing Director, Apjohn Group, LLC, a business development company, since 2000 • General Partner, Apjohn Ventures Fund, Limited Partnership, a venture capital fund, since 2003

Lisa A. Payne	2006	• Chair of our Board • Former Vice Chair and Chief Financial Officer of Taubman Centers, Inc., a real estate investment trust

Reginald M. Turner	2015	Attorney and Member, Clark Hill PLC, a Detroit, Michigan-based law firm, since 2000, and currently serves on its Executive Committee

The affirmative vote of a majority of the votes cast by shares is required for the election of directors. Abstentions and broker non-votes are not counted as votes cast, and therefore do not affect the outcome of the election. If an incumbent Director nominee fails to receive a majority of the votes cast, the Director is required to give his or her resignation to our Board. Our Board has 90 days after certification of the election results to decide whether to accept the Director’s resignation.

MASCO 2022	PART II - COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION PROGRAM HIGHLIGHTS

•

We delivered strong performance in 2021. Reported sales for the full year increased 17% to $8.4 billion and operating profit for the full year increased by 8% to $1.4 billion. We continued to return value to our shareholders by repurchasing approximately 17.6 million shares of our common stock and increasing our quarterly dividend by approximately 68%.

•

Our leadership effectively navigated the challenges and uncertainties we experienced in 2021. In 2021, we experienced workplace restrictions and labor challenges resulting from the global pandemic, substantial disruptions in the supply of raw materials and other supply chain constraints and increasing costs for commodities and transportation. Despite these challenges, our executive management team executed on our strategic initiatives and delivered sales and profit growth in 2021.

•

Our compensation program is designed to emphasize pay-for-performance. We make pay dependent on performance through traditional means such as annual cash incentives, long-term performance-based awards, and stock options that vest over 3 years. In addition, and different from most other companies, we formulaically base the size of our annual restricted stock unit award on delivered performance.

•

We achieved 171% of our annual performance program’s financial performance target. In 2021, our annual incentives were based on the financial metrics of operating profit, working capital as a percent of sales and an individual performance modifier based on individualized goals for each executive officer. As a result of our strong performance in 2021, our executive officers earned 171% of target under our annual performance program, and received a cash bonus and an award of restricted stock units (“RSUs”) consistent with this performance. While most companies grant RSUs each year without a direct link to company performance, our program requires executives to earn their RSU grant each year through annual performance.

•	Our 2019-2021 Long-term incentive program (“LTIP”) paid above target, at 152%. Our average Return on Invested Capital (“ROIC”) over the three years was 18.8%, topping our target of 17.5%.

•

We continue to engage with stockholders and improve our compensation program. At last year’s Annual Meeting, our executive compensation program received more than 92% stockholder support, consistent with levels we have received in recent years. We continue to seek feedback from shareholders and, as appropriate, make adjustments to our program to make it even more aligned with long-term value creation.

PART II - COMPENSATION DISCUSSION AND ANALYSIS	MASCO 2022

OUR NAMED EXECUTIVE OFFICERS

This Compensation Discussion and Analysis (“CD&A”) covers the elements of compensation awarded to, earned by or paid to the company’s named executive officers (who we generally refer to as our “executive officers”) during 2021 and focuses on the principles underlying the company’s executive compensation policies and decisions. The CD&A explains the compensation for the following individuals:

Name	Position

Keith J. Allman	President and Chief Executive Officer

John G. Sznewajs	Vice President, Chief Financial Officer

Richard A. O’Reagan	Group President

Jai Shah	Group President

Kenneth G. Cole	Vice President, General Counsel and Secretary

OUR 2021 PERFORMANCE COMPENSATION PROGRAMS

Based on our strong performance in 2021, our executive officers earned incentive compensation under our performance-based compensation programs, which include:

•	An annual performance program under which we pay cash bonuses and grant RSUs to our executive officers if we meet annual performance goals; and

•	An LTIP under which our executive officers earn a stock award if we meet performance goals over a three-year period.

OUR EXECUTIVE OFFICERS’ PERFORMANCE-BASED TARGET COMPENSATION

Our target compensation mix for our CEO and our other executive officers reflects our emphasis on long-term, performance-based compensation that incentivizes our executive officers to make strategic decisions that will strengthen our business and create long-term value for our stockholders. In 2021, 87% of our CEO’s target compensation (as compared to 86% in 2020) and 74% of our other executive officers’ target compensation was performance-based, as shown in the graphs below.

MASCO 2022	PART II - COMPENSATION DISCUSSION AND ANALYSIS

PERFORMANCE COMPENSATION WE PAID UNDER OUR PROGRAMS

2021 ANNUAL PERFORMANCE PROGRAM				2019-2021 LTIP

Performance Metric	Target	Performance (as adjusted)	Performance Percentage	Performance Metric	Target	Performance (as adjusted)	Performance Percentage

Operating Profit (in millions)	$1,340-$1,350	$1,412	131%	Return on Invested Capital	17.5%	18.8%	152%
Working Capital as a Percent of Sales	16.9%	16.2%	40%
Total Performance Percentage			171%

•

See “Our 2021 Annual Performance Program” and “Our Long-Term Incentive Program” below for a description of our calculation of operating profit, working capital as a percent of sales and ROIC performance.

Based on this performance, our executive officers earned the following compensation under our 2021 annual performance program and 2019-2021 LTIP:

Name	Cash Bonus ($)	Restricted Stock Unit Award ($)	2019-2021 LTIP-Stock Earned ($)	Total ($)

Keith J. Allman	3,268,700	3,813,400	4,602,343	11,684,443

John G. Sznewajs	995,800	996,086	1,212,812	3,204,698

Richard A. O’Reagan	811,200	810,946	950,304	2,572,450

Jai Shah	753,500	753,571	905,350	2,412,421

Kenneth G. Cole	567,600	567,840	698,562	1,834,002

OTHER PERFORMANCE COMPENSATION WE PAID IN 2021

We grant stock options annually to our executive officers to align their long-term interests with those of our stockholders by reinforcing the goal of long-term share price appreciation. These stock options will provide value to our executive officers only if the price of our common stock increases above the option exercise price. In 2021, our Compensation Committee awarded to our executive officers the following stock options that vest ratably over three years:

Name	Stock Options Awarded (#)	Option Exercise Price ($ per share)	Value of Stock Options Awarded ($)

Keith J. Allman	163,870	56.29	2,230,172

John G. Sznewajs	41,140	56.29	559,891

Richard A. O’Reagan	32,230	56.29	438,631

Jai Shah	29,800	56.29	405,560

Kenneth G. Cole	23,680	56.29	322,271

•	The value of the stock options awarded is the aggregate grant date fair value of stock options, calculated in accordance with accounting guidance.

PART II - COMPENSATION DISCUSSION AND ANALYSIS	MASCO 2022

Our compensation practices include:

✓

Long-Term Incentives—Our compensation programs are weighted toward long-term incentives. We give approximately equal weight to RSUs, stock options and our three-year incentive program, under which we grant performance-based restricted stock units (“PRSUs”).

✓

Annual Restricted Stock Units Granted Only When Earned—Our annual grant of RSUs is based on our executive officers’ target opportunities and the achievement of our performance goals under our annual performance program. While most companies grant RSUs each year without a direct link to company performance, our program requires executives to earn their RSU grant each year through annual performance.

✓	Long-Term Performance Program—A significant portion of our executive officers’ compensation opportunity is based on the achievement of a three-year performance goal.

✓

Clawback Policy—If we restate our financial statements, other than as a result of changes to accounting rules or regulations, our clawback policy allows us to recover incentive compensation paid to our executives in the three-year period prior to the restatement, regardless of whether misconduct caused the restatement.

✓

Stock Ownership Requirements—We have minimum stock ownership requirements for our executive officers, including requiring our CEO to own stock valued at six times his base salary. As of December 31, 2021, each of our executive officers met his or her stock ownership requirement.

✓	Double-Trigger Vesting—We have double-trigger vesting of equity on a change in control.

✓	Tally Sheets and Risk Assessment—Our Compensation Committee uses tally sheets and oversees a risk assessment to evaluate whether our compensation programs present undue risk to us.

✓

Competitive Analysis—On an annual basis, our Compensation Committee reviews a market analysis of executive compensation paid by our peer companies and published survey data for comparably-sized companies.

✓	Limited Perquisites—We provide limited perquisites to our executive officers.

Our compensation practices do not include:

×	Excise Tax Gross-Ups—We eliminated the excise tax gross-up feature on all of the equity grants made since 2012.

×	Hedging or Pledging—Our policy prohibits executives and directors from hedging our stock and from making future pledges of our stock.

×	Employment Agreements—We have no change in control agreements, contractual severance agreements or employment agreements providing for severance payments with our executive officers.

×	Option Repricing—Our equity plan prohibits the repricing of options without stockholder approval.

MASCO 2022	PART II - COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DECISIONS IN 2021

Our 2021 Performance

We delivered strong results in 2021 despite the challenges of an ever-changing environment due to the continuing COVID-19 pandemic, supply chain disruptions and constraints and increasing costs for commodities and transportation. We focused on continuing to protect the health and safety of our employees, driving new organic and inorganic growth opportunities and managing costs. Our ability to execute on these priorities, coupled with strong consumer demand for our repair and remodel-oriented products, resulted in top-line growth in both our Plumbing Products segment and Decorative Architectural Products segment.

In addition, we purchased a 75.1% equity interest in Easy Sanitary Solutions B.V., a Netherlands-based developer and manufacturer of high-style linear drain solutions and acquired Steamist, Inc., a leading manufacturer of residential steam bath products. We continued to return value to our shareholders by repurchasing approximately 17.6 million shares of our common stock and increasing our quarterly dividend by approximately 68%.

How We Performed Against our Performance Compensation Goals

Our 2021 annual performance program was based on operating profit and working capital as a percent of sales metrics and an individual performance modifier based on individualized goals relevant to each executive officer’s area of responsibility. We achieved performance levels consistent with an overall payout of 171% of our target opportunity for our financial metrics. Consistent with our commitment to pay for performance, each of our executive officers earned cash bonuses and awards of restricted stock units based on this achievement and his or her individual performance modifier (see “Our 2021 Annual Performance Program” below).

Our LTIP for the three-year performance period of 2019 to 2021 was based on a ROIC metric. Our adjusted ROIC in 2021, 2020 and 2019 was 21.7%, 19.7% and 15.0%, respectively, for an average adjusted ROIC of 18.8% over the three-year performance period. This level of performance exceeded the target ROIC goal for this program, and we achieved a performance percentage of 152% (see “Our Long-Term Incentive Program” below).

Our 2021 Annual Performance Program

Program Opportunities

We provide annual performance-based cash bonus and restricted stock unit opportunities to our executive officers to incentivize them to achieve rigorous annual performance goals and our strategic business objectives and to align our executive officers’ interests with those of our stockholders.

Our Compensation Committee establishes the cash bonus and restricted stock unit opportunities available to each executive officer as a percentage of the officer’s annual base salary. Under our annual performance program, if the threshold goal is not achieved, our executive officers do not earn a payout. If the maximum goal is exceeded, the payout percentage is capped at 200% of the target opportunity.

PART II - COMPENSATION DISCUSSION AND ANALYSIS	MASCO 2022

Our executive officers had the following target opportunities in 2021 under our annual performance program:

Name	Target Opportunity for Cash Bonus as a % of Annual Base Salary	Target Opportunity for Restricted Stock Units as a % of Annual Base Salary (a)

Keith J. Allman	150%	175%

John G. Sznewajs	75%	75%

Richard A. O’Reagan	75%	75%

Jai Shah	75%	75%

Kenneth G. Cole	65%	65%

Target Opportunity for Restricted Stock Units as a % of Annual Base Salary (column a): Mr. Allman’s target opportunity for restricted stock units as a percent of his annual base salary increased from 167% in 2020 to 175% in 2021 to better align his compensation with market practice. Mr. Allman did not receive a base salary increase in 2021.

Performance Metrics

Our Compensation Committee selected the financial metrics of operating profit (weighted at 80%) and working capital as a percent of sales (weighted at 20%) for our 2021 annual performance program because it believed that improvement in these metrics would continue to reinforce our executive officers’ focus on long-term growth and capital efficiency and drive stockholder value. These metrics are easily derived from our audited financial statements, which our Compensation Committee believes provides transparency both for our stockholders (as requested from stockholders when we sought feedback) and our executive officers.

In 2021, our Compensation Committee added an individual performance modifier as a component of our annual performance program. The individual performance modifier component was comprised of four goals for each executive officer: a Masco Operating System goal, a diversity, equity and inclusion goal and two strategic initiative goals based on the executive officer’s area of responsibility. This component may increase or decrease the performance percentage achieved by each executive officer by up to 10% based on an assessment of that executive officer’s achievement of his or her individual performance goals.

We calculate the cash bonuses to be paid and restricted stock units to be granted to our executive officers under the annual performance program by multiplying each executive officer’s base salary by his or her target opportunity, multiplying that result by the program performance percentage achieved, and multiplying that result by each executive officer’s individual performance modifier. The total payout for each executive officer will be limited to 200% of target opportunity.

Base Salary	X	Target Opportunity	X	Financial Metrics	X	Individual Performance Modifier 90% - 110%	=	Annual Performance Percentage
Operating Profit 80% + Working Capital 20%

Program Targets and Achievement

Our performance targets are designed to be challenging, and our Compensation Committee has a robust process for establishing our targets, which includes reviewing our operating profit forecast for the year, taking into account analyst forecasts, shareholder expectations, and general economic and industry conditions. In 2021, while the factors considered by our Compensation Committee included an expectation of lower consumer demand and increased input costs related to materials and transportation, the established targets exceeded our 2020 performance.

MASCO 2022	PART II - COMPENSATION DISCUSSION AND ANALYSIS

In 2021, we achieved 164% of our operating profit target and 200% of our working capital as a percent of sales target. After weighting the operating profit metric at 80% and the working capital as a percent of sales metric at 20%, our performance percentage for the 2021 annual performance program was 171% of target.

To calculate achievement of our operating profit performance target, we adjusted our 2021 reported operating profit from continuing operations of $1,405 million to exclude the effects of expense recognized due to restructuring and rationalization charges ($7 million). Our operating profit for purposes of the annual performance program was $1,412 million.

To determine achievement of our working capital as a percent of sales performance target, we define working capital as a percent of sales as a twelve-month average of our reported accounts receivable and inventories, less accounts payable, divided by our reported sales for the year. For 2021, our working capital as a percent of sales was 16.2%.

The Compensation Committee (in consultation with Mr. Allman for his direct reports) assessed the individual performance of each of our executive officers to determine each executive officer’s individual performance modifier (a percentage between 90% and 110%). The assessment is based on a qualitative evaluation of the executive officer’s achievement and performance relative to his or her individual performance goals established at the beginning of the year. Mr. Allman’s individual performance modifier was assessed at 100%. The average individual performance modifier for our other NEOs, excluding the CEO, was 101.9%

Compensation Paid Under the 2021 Annual Performance Program

We calculated the actual cash bonuses to be paid and restricted stock units to be granted to our executive officers as follows:

Name	Amount of Cash Bonus ($)	Value of Restricted Stock Unit Award ($) (a)	Total 2021 Annual Performance Compensation ($)

Keith J. Allman	3,268,700	3,813,400	7,082,100

John G. Sznewajs	995,800	996,086	1,991,886

Richard A. O’Reagan	811,200	810,946	1,622,146

Jai Shah	753,500	753,571	1,507,071

Kenneth G. Cole	567,600	567,840	1,135,440

Value of Restricted Stock Unit Award (column a): The number of restricted stock units granted is determined by dividing the value of the restricted stock unit award by the closing price of our common stock on the grant date and rounding to the nearest ten shares. If the grant date occurs within ten days prior to the release of our financial results, the grant is effective at the end of the first trading day after the release of our financial results and priced based on the closing

PART II - COMPENSATION DISCUSSION AND ANALYSIS	MASCO 2022

price of our common stock on that date. The amount reflected in this column is the value of the restricted stock units on the grant date. These restricted stock units vest in equal installments over three years following the grant date, so our executive officers do not realize the value of these awards until they vest.

Our Long-Term Incentive Program

Program Opportunities

Our Compensation Committee believes a long-term incentive program provides a meaningful incentive for our executive officers to achieve long-term growth and profitability. Under our LTIP, PRSUs are granted to our executive officers at the beginning of each three-year performance period. This grant of PRSUs entitles our executive officers to receive shares of our stock if at least the threshold performance goals over the three-year period are achieved. If the threshold goals are not achieved, our executive officers do not earn a payout. If the maximum goals are exceeded, the payout percentage is capped at 200% of the target opportunity.

Our Compensation Committee establishes the LTIP opportunity available to each executive officer as a percent of the executive officer’s annual base salary at the beginning of each three-year performance period. Our executive officers had the following LTIP target opportunities under the 2019-2021 LTIP:

Name	Target Opportunity Under 2019-2021 LTIP as a % of Annual Base Salary

Keith J. Allman	167%

John G. Sznewajs	75%

Richard A. O’Reagan	75%

Jai Shah	65%

Kenneth G. Cole	65%

Performance Metrics

Our Compensation Committee chose the ROIC performance metric for the 2019-2021 LTIP because it believes ROIC effectively measures management’s ability to sustainably deliver returns in excess of the company’s cost of capital, which drives value for our shareholders.

In 2020, our Compensation Committee added a cumulative EPS metric to our LTIP program for three-year periods beginning in 2020. Our Compensation Committee believes that a combination of ROIC and earnings per share (“EPS”) will reinforce our executive officers’ focus on earnings, capital efficiency and consistent return on capital and will further encourage our executive officers to make new, profitable investments. Our Compensation Committee established a weighting of 60% for EPS and 40% for ROIC.

Program Targets and Achievement

Our Compensation Committee established the following ROIC goals and corresponding payout percentages for the 2019-2021 LTIP performance period. These performance goals were consistent with our long-range business plan and required a high level of performance to achieve:

	Three-Year Average ROIC

LTIP Performance Period	Threshold (40% Payout)	Target (100% Payout)	Maximum (200% Payout)

2019-2021	16.0%	17.5%	20.0%

MASCO 2022	PART II - COMPENSATION DISCUSSION AND ANALYSIS

We achieved adjusted ROIC of 15.0% in 2019, 19.7% in 2020 and 21.7% in 2021. Under the LTIP, we use the annual ROIC performance averaged over a three-year period to determine the award amount. Our average adjusted ROIC was 18.8% for the 2019-2021 performance period, resulting in a performance percentage of 152%.

Under the 2019-2021 LTIP, we define ROIC as after-tax operating profit from continuing operations adjusted to exclude the effect of special charges and certain other non-recurring income and expenses, divided by adjusted invested capital. Adjusted invested capital includes shareholders’ equity, which we adjust to add back the cumulative after-tax impact of goodwill and intangible asset impairment charges and to exclude the impact of certain non-operating income and expenses and the effects of special charges, plus short-term and long-term debt minus cash.

For the calculation of ROIC for the 2019-2021 performance period, cash was adjusted for the final contributions we made to settle our qualified domestic defined benefit plan ($94 million), as this transaction was not anticipated at the time the ROIC goals were established.

The following shows our ROIC in 2019, 2020 and 2021 taking these adjustments into account:

	ROIC As Reported	ROIC As Adjusted Under LTIP

2019	35.7%	15.0%

2020	49.0%	19.7%

2021	52.3%	21.7%

2019-2021 Three-Year Average		18.8%

Compensation Paid Under the 2019-2021 LTIP

The following table reflects the PRSUs granted to our executive officers at the beginning of the 2019-2021 three-year performance period, and the amount of stock earned by our executive officers at the end of the three-year period under the 2019-2021 LTIP. We calculated the number of shares earned by multiplying the number of PRSUs granted to each executive officer at the beginning of the three-year performance period by 152%, the performance percentage achieved. The value of the stock earned is based upon the number of shares granted on February 8, 2022, at the closing stock price of our common stock. Based on SEC rules, this component of our executive’s compensation was reflected in our 2019 Summary Compensation Table, the year in which the PRSUs were granted under the 2019-2021 LTIP, assuming the target award would be earned at the end of the three-year period.

Name	2019-2021 LTIP PRSU Grant (#)		Payout Percentage		2019-2021 LTIP- Stock Earned (#)		Stock Price on 2/8/2022 ($)		2019-2021 LTIP- Stock Earned ($)

Keith J. Allman	51,190	×	152%	=	77,808	×	59.15	=	4,602,343

John G. Sznewajs	13,490	×	152%	=	20,504	×	59.15	=	1,212,812

Richard A. O’Reagan	10,570	×	152%	=	16,066	×	59.15	=	950,304

Jai Shah	10,070	×	152%	=	15,306	×	59.15	=	905,350

Kenneth G. Cole	7,770	×	152%	=	11,810	×	59.15	=	698,562

PRSUs Granted Under the 2021-2023 LTIP

The following table reflects the PRSUs granted to our executive officers under the 2021-2023 LTIP. The amounts reflected in the PRSU Grant column are based upon the number of PRSUs granted on February 25, 2021, which we valued at $52.93 per share, the closing price of our stock on the grant date and rounded to the nearest ten shares,

PART II - COMPENSATION DISCUSSION AND ANALYSIS	MASCO 2022

assuming the target award would be earned at the end of the three-year performance period. The actual number of shares of stock awarded, if any, will be determined after the three-year performance period concludes on December 31, 2023.

Name	Target Opportunity (a)		Base Salary as of 2/25/2021 ($)		Stock Price on 2/25/2021 ($)		2021-2023 LTIP PRSU Grant (#)

Keith J. Allman	175%	×	1,274,353	÷	52.93	=	42,130

John G. Sznewajs	75%	×	746,560	÷	52.93	=	10,580

Richard A. O’Reagan	75%	×	584,880	÷	52.93	=	8,290

Jai Shah	75%	×	540,750	÷	52.93	=	7,660

Kenneth G. Cole	65%	×	495,760	÷	52.93	=	6,090

Target Opportunity (column a): Mr. Allman’s target opportunity under the LTIP increased from 167% of his base salary in 2020 to 175% in 2021 to better align his compensation with market practice. Mr. Allman did not receive a base salary increase in 2021.

Stock Options Granted in 2021

We grant stock options annually to our executive officers. The value of the stock option grants approximates the restricted stock unit target opportunity for each executive officer with respect to our annual performance program. Our Compensation Committee believes that stock options are an important component of our executive compensation program because they align our executive officers’ long-term interests with those of our stockholders. Because stock options only confer actual value if our stock price appreciates between the grant date and the exercise date, we believe they reinforce the goal of long-term share price appreciation. In 2021, our Compensation Committee awarded to our executive officers the following stock options that vest in equal installments over three years:

Name	Stock Options Awarded (#)	Option Exercise Price ($)	Value of Stock Options Awarded ($) (a)

Keith J. Allman	163,870	56.29	2,230,172

John G. Sznewajs	41,140	56.29	559,891

Richard A. O’Reagan	32,230	56.29	438,631

Jai Shah	29,800	56.29	405,560

Kenneth G. Cole	23,680	56.29	322,271

Value of Stock Options Awarded (column a): Our stock options are priced based on the closing price on the date of grant, unless the grant date occurs within ten days prior to the release of our financial results. In that event, the grant is effective at the end of the first trading day after the release of our financial results and priced based on the closing price of our common stock on that date. This column shows the aggregate grant date fair value of the stock options awarded, calculated in accordance with accounting guidance.

Other Components of our Executive Compensation Program

Base Salary

We pay our executive officers a base salary to provide each of them with a minimum, base level of cash compensation. In determining the base salary adjustments for our executive officers, our Compensation Committee conducts a review with our CEO of the performance and contributions of our executive officers in the prior year. In addition, in consultation with Semler Brossy, the Committee’s outside compensation consultant, it considers market survey data in published executive compensation surveys for companies with annual revenues similar to ours and significant changes in the scope and complexity of the executive officer’s role.

MASCO 2022	PART II - COMPENSATION DISCUSSION AND ANALYSIS

Based on our Compensation Committee’s review and analysis, our Compensation Committee approved the following base salary increases in 2021, which are competitively positioned and targeted to the median of our peer group:

Name	Previous Base Salary ($)	Salary Increase Percentage	Current Base Salary ($)

Keith J. Allman	1,274,353	0%	1,274,353

John G. Sznewajs	746,560	4%	776,417

Richard A. O’Reagan	584,880	3%	602,420

Jai Shah	540,750	6%	573,200

Kenneth G. Cole	495,760	3%	510,630

Perquisites and Other Compensation

We offer a limited number of perquisites to our executive officers, as follows:

•

Personal use of our Company aircraft, which we maintain for business purposes. Our Compensation Committee has evaluated our policies and valuation practices for such personal use, and our Board has requested that our CEO use our aircraft for both business and personal travel, with personal travel subject to prior approval by the Chair of our Board. We may occasionally permit other executive officers to use our aircraft for personal travel.

•	An estate and financial planning program to assist in financial planning and tax preparation. This program provides up to $10,000 per year.

•	Relocation benefits, which may include reimbursement for certain moving and temporary living expenses and incidental costs, and travel allowances.

Retirement Programs

We maintain the following defined contribution retirement plans for all of our employees, including our executive officers:

•	401(k) Savings Plan: Our 401(k) Savings Plan is a tax-qualified plan that includes a matching and profit sharing component, if applicable.

•

Benefits Restoration Plan (“BRP”): Our BRP enables all of our highly-compensated employees to obtain the full financial benefit of the 401(k) Savings Plan, notwithstanding various limitations imposed on the plan under the Internal Revenue Code (the “Code”).

Our executive officers may also be entitled to receive benefits under the following frozen defined benefit plans:

•	Masco Corporation Pension Plan;

•	BRP applicable to the Masco Corporation Pension Plan; and

•	Supplemental Executive Retirement Plan (“SERP”). Mr. Sznewajs is the only current executive officer eligible to receive benefits under the SERP.

In 2010, we froze accruals in all of the defined benefit plans offered to our U.S. employees. Consequently, the pension benefits ultimately payable to executive officers are essentially fixed, although Mr. Sznewajs’ vesting in the frozen accrued SERP benefit has continued. Mr. Sznewajs will not be fully vested in his frozen SERP benefit unless he continues to be employed with us until he is age 55, or we experience a change in control (see “Payment Upon a Change in Control” below). In December 2019, our Board approved the termination of the Masco Corporation Pension Plan. The termination process was completed in 2021, and as part of this process, all plan participants receiving monthly annuity benefits in 2021 had their annuities placed with an insurance company. All other plan participants had a choice to either receive a lump sum distribution of their benefits or have a deferred or immediate annuity benefit placed with an insurance company. The termination did not include the BRP or SERP.

PART II - COMPENSATION DISCUSSION AND ANALYSIS	MASCO 2022

OUR EXECUTIVE COMPENSATION PROGRAM HIGHLIGHTS

We Provide Long-Term Equity Incentives to Align the Interests of Our Executive Officers With Our Shareholders

•	Awards of restricted stock units and stock options are important components of our executive officers’ compensation.

•

Beginning with grants made in 2020, our restricted stock units and stock options vest in equal installments over three years. Grants of restricted stock awards and stock options made prior to 2020 vest in equal installments over five years.

•

Beginning with in 2020 (prior three-year periods are based only on ROIC), a significant portion of our executive officers’ compensation opportunity is based on the achievement of two three-year performance goals, ROIC and EPS, under our LTIP. PRSUs are granted to our executive officers at the beginning of each three-year performance period and may entitle our executive officers to receive shares of our stock if we achieve performance goals over the three-year period.

•

Upon retirement of our executive officers, equity awards generally continue to vest over the remaining vesting period so that our performance will continue to impact them financially even after they retire.

We Can Clawback Incentive Compensation

If we restate our financial statements, other than as a result of changes to accounting rules or regulations, our Compensation Committee may clawback or recover executive incentive compensation that was paid or granted in the three-year period prior to the restatement, regardless of whether misconduct caused the restatement.

We Require Minimum Levels of Stock Ownership by Our Executives

•	Our executive officers are required to maintain a substantial investment in our common stock within three years of becoming subject to them.

•	Our Compensation Committee reviews our executive officers’ ownership of our common stock annually to ensure compliance with our stock ownership guidelines.

•	Direct stock holdings, unvested restricted stock awards and unvested restricted stock units (but not unvested PRSUs) are counted toward satisfaction of the requirement.

As of December 31, 2021, when the closing price of our common stock was $70.22, each of our executive officers met the stock ownership requirement.

	Minimum Stock Ownership Requirements		Actual Ownership

Name	Multiple of Base Salary	Multiple Expressed in Dollars as of 12/31/2021 ($)	Multiple of Base Salary	Value of Shares Held by Executive as of 12/31/2021 ($)

Keith J. Allman	6	7,646,118	17.9	22,800,504

John G. Sznewajs	3	2,329,251	19.6	15,210,073

Richard A. O’Reagan	2	1,204,840	6.4	3,851,005

Jai Shah	2	1,146,400	4.0	2,316,136

Kenneth G. Cole	2	1,021,260	7.9	4,056,961

MASCO 2022	PART II - COMPENSATION DISCUSSION AND ANALYSIS

Our Equity Awards Have Double-Trigger Change of Control Provisions

Upon a change of control of our Company, our unvested equity awards will vest only if the recipient of the award:

•	is terminated from employment at the time of the change in control or within two years after the change in control;

•	terminates employment for good reason (for example, if his or her job duties have been significantly diminished); or

•	does not receive comparable replacement awards by the acquiring company.

Our Compensation Committee Oversees an Annual Compensation Risk Evaluation

Our Compensation Committee’s risk assessment of our compensation programs focuses on the program components and analyzes whether those components present undue risk to us and on our material business risks and their potential impact on our compensation programs. Based on the 2021 risk assessment, the Compensation Committee has concluded that our programs do not encourage excessive risk taking.

Our Compensation Programs Encourage Executive Retention and Protect Us

We believe our compensation programs, including the terms and conditions of our equity plan, improve our retention of our executive officers and also reduce the potential that executive officers might engage in post-termination conduct that would be harmful to us. The terms of our equity awards provide that our executive officers:

•	forfeit unvested awards of restricted stock and restricted stock units, stock options and PRSUs if their employment terminates prior to being retirement eligible under the applicable award agreement;

•	may only exercise vested options for a limited period of time following termination; and

•	may not engage in competitive activities with us while they are a holder of the award and for a period of one year thereafter.

We Prohibit Excise Tax Gross-Up Payments

Our Board has adopted a policy prohibiting excise tax gross-up payments, except for such payments committed to in our frozen SERP agreements entered into prior to 2012. The only tax equalization gross-up payments we provide to our employees are those made in connection with reimbursement of relocation or foreign expatriate expenses incurred at our request.

We Prohibit Hedging and Pledging

Our anti-hedging and anti-pledging policy prohibits our directors, executive officers and all other employees subject to our regular quarterly blackout periods from engaging in hedging our Company’s securities. Additionally, such individuals are prohibited from making any future purchases of our securities on margin or from pledging our securities as collateral for a loan, unless the arrangement is preapproved by our Governance Committee for any applicable employee or by our Board for any director.

We Do Not Have Employment Agreements

Our executive officers do not have employment agreements and are “at-will” employees who may be terminated at our discretion. Our executive officers also do not have change in control or severance contracts, although, at our discretion, we may enter into severance agreements with departing executive officers in order to obtain a release of any claims. For further discussion regarding change in control, see “Payment Upon Change In Control” below.

PART II - COMPENSATION DISCUSSION AND ANALYSIS	MASCO 2022

OUR ANNUAL COMPENSATION REVIEW PROCESS

We review and make decisions regarding the amount of eligible annual restricted stock units, cash bonus payments, LTIP PRSU grants and stock option grants in the first quarter of the year. We believe that determining these elements of compensation together at the beginning of the year gives us a better foundation for establishing our performance criteria and opportunity levels for the current year. This approach enables our Compensation Committee to holistically consider our executive officers’ compensation mix and to consider the inputs gathered through our annual talent management review.

Annual Management Talent Review and Development Process

Our annual management talent review and development process is used by our Compensation Committee and our CEO in making compensation decisions and for succession planning purposes. As part of this process, our CEO provides our Compensation Committee with an assessment of each executive who reports to him. The assessment includes an evaluation of each executive’s performance, development, progress and potential for advancement, and considers market demand for the executive’s skill set. Our Compensation Committee also receives information, analyses and recommendations from our Vice President, Chief Human Resource Officer. While our Compensation Committee gives significant weight to the evaluations by our CEO, the final determination of compensation to be paid to our executive officers, including our CEO, rests solely with our Compensation Committee.

Compensation Data Considered by our Compensation Committee

Pay-for-Performance Alignment

Our Compensation Committee reviews the overall pay-for-performance alignment of our CEO’s compensation compared to our peer group over a three-year period. During 2021, our Compensation Committee reviewed data showing that our total shareholder return was at the 50th percentile of our peers for the three-year period ended December 31, 2020. Our CEO’s realizable compensation was at the 83rd percentile of our peer group during this three-year period. We defined realizable compensation as the sum of salary, actual cash bonus payments and the value of equity awards based on our stock price as of December 31, 2020.

Market Data

Our Compensation Committee also reviews compensation for each of our executive officers with compensation information disclosed in the proxy statements of our peer group, with AonHewitt’s, Mercer’s and Willis Towers Watson’s published compensation surveys for companies with annual revenues between $5 and $10 billion and with Mercer’s survey on a revenue regressive basis. When we achieve targeted levels of performance, our executive compensation program seeks to provide total target compensation (base salary, target annual bonus and the target value of long-term incentives) at approximately the median compensation level provided to executives in comparable positions at these companies. While our Compensation Committee generally targets total compensation for each executive officer at the median, it considers other factors, such as performance, the officer’s roles and responsibilities and the length of time the officer has served in the current position. Our Compensation Committee also reviews actual compensation paid as reported in published surveys and by our peer group to help inform individual pay decisions. We believe understanding market data allows us to attract and retain the talent we need while enabling us to manage our compensation expense.

MASCO 2022	PART II - COMPENSATION DISCUSSION AND ANALYSIS

Tally Sheets

Finally, our Compensation Committee reviews a tally sheet that summarizes the various components of total compensation for our executive officers and other members of management. The tally sheet includes base salary, salary earned, annual equity award and cash bonus payment, LTIP payout, stock options, dividends on unvested restricted stock, and our costs for perquisites and other benefits, including the annual costs under retirement plans. The tally sheet allows our Compensation Committee to compare an executive officer’s compensation with the compensation of our other executive officers as part of its consideration of internal and external pay competitiveness. Amounts actually realized by an executive officer from prior equity grants are not necessarily a factor in establishing current compensation, although, the current value of outstanding equity awards may be considered by our Compensation Committee when assessing pay competitiveness.

Our Peer Group

Given the many and diverse businesses we operate, the composition of an appropriate peer group is challenging. Our Compensation Committee annually considers the composition of our peer group and believes that our current peer group reflects the companies we compete with for executive talent and that have a range of annual revenues and business and operational characteristics similar to ours. The current peer group is reflected in the following table:

Dover Corporation	PPG Industries, Inc.

Fortive Corp.	RPM International Inc.

Fortune Brands Home & Security, Inc.	Snap-on Incorporated

Illinois Tool Works Inc.	Stanley Black & Decker, Inc.

Leggett & Platt, Incorporated	The Sherwin-Williams Company

Mohawk Industries, Inc.	Trane Technologies plc

Newell Rubbermaid Inc.	Whirlpool Corporation

Owens Corning	Xylem Inc.

Pentair plc

Retention of Discretion by our Compensation Committee

Our approach to executive compensation emphasizes corporate rather than individual performance, reflecting our operating strategy that encourages collaboration and cooperation among our businesses and corporate functions. We believe that the effectiveness of our executive compensation programs requires not only objective, formula-based arrangements but also the exercise of discretion and sound business judgment by our Compensation Committee. Accordingly, our Compensation Committee retains discretion to adjust the mix of cash and equity compensation, adjust the mix of restricted stock units and stock options awarded and offer different forms of equity-based compensation.

In addition to granting restricted stock units based on prior year performance, our Compensation Committee also has the discretion to award time-based restricted stock units to our executive officers, other than our CEO, if it determines that an executive officer has made outstanding individual contributions during the prior year. The total value of these awards cannot exceed 20% of the combined annual base salaries of the executive officers (excluding the salary of our CEO). No discretionary awards were made in 2021.

PART II - COMPENSATION DISCUSSION AND ANALYSIS	MASCO 2022

Outside Compensation Consultant

Our Compensation Committee has engaged Semler Brossy Consulting Group, LLC (Semler Brossy) as its compensation consultant. Semler Brossy was chosen by our Compensation Committee based on its deep experience in the area of executive compensation and its creative and proactive approach in analyzing executive compensation practices and programs. During 2021, Semler Brossy attended Compensation Committee meetings, met with our Compensation Committee in executive sessions without our executive officers or other members of management and met individually with our Compensation Committee members and our Compensation Committee Chair. Semler Brossy advised our Compensation Committee on its overall implementation of our compensation objectives, on the Company’s peer group, on director compensation practices and on the compensation for our executive officers, including performing a competitive analysis of CEO and CFO pay levels within our peer group, as well as for similarly situated companies outside of that group. After considering the factors promulgated by the SEC for assessing the independence of its advisers, our Compensation Committee has determined that the work of Semler Brossy has not raised any conflict of interest.

TAX TREATMENT

Pursuant to the Tax Cuts and Jobs Act, compensation in excess of $1 million paid to our executive officers generally will not be deductible unless the compensation qualifies for certain transition relief.

MASCO 2022	PART II - COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION COMMITTEE REPORT

The Organization and Compensation Committee, which is responsible for overseeing the Company’s executive compensation programs, has reviewed and discussed the Compensation Discussion and Analysis with management. Based on our review and discussion, the Organization and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Masco Corporation’s proxy statement.

Compensation Committee

Christopher A. O’Herlihy, Chair

Mark R. Alexander

Marie A. Ffolkes

Donald R. Parfet

Reginald M. Turner

PART II - COMPENSATION DISCUSSION AND ANALYSIS	MASCO 2022

PROPOSAL 2: ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We are seeking your advisory vote approving the compensation paid to our named executive officers (whom we refer to as “executive officers” in this Proposal 2). We believe the structure of our executive compensation programs, as described in the Compensation Discussion and Analysis in this Proxy Statement, promotes the long-term interests of our stockholders by attracting and retaining talented executives and motivating them to achieve our strategic business objectives and drive long-term value for our stockholders.

At our 2021 Annual Meeting, we submitted a non-binding advisory proposal to our stockholders to approve the compensation paid to our executive officers (a “say-on-pay proposal”). Approximately 92% of the votes cast on our say-on-pay proposal approved the compensation paid to our executive officers. We believe that this strong approval resulted from our continued focus on pay-for-performance.

Our Board recommends a vote FOR the following resolution providing an advisory approval of the compensation paid to our named executive officers:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and the related materials disclosed in this proxy statement, is hereby approved.

Although the vote on this proposal is advisory and non-binding, our Compensation Committee and our Board will review and consider the result of the vote when making future determinations regarding our executive compensation programs. We hold this vote annually, so the next vote will be in 2023.

The affirmative vote of a majority of the votes cast by shares entitled to vote thereon is required for the approval of the foregoing resolution. Abstentions and broker non-votes are not counted as votes cast, and therefore do not affect the approval of the resolution.

MASCO 2022	PART III - COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

The following table reports compensation earned during the years indicated by Mr. Allman, our principal executive officer, Mr. Sznewajs, our principal financial officer, and Messrs. O’Reagan, Shah and Cole, our three other most highly compensated executive officers in 2021. We refer to the individuals listed in the table collectively as our “executive officers.”

2021 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year (a)	Salary ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($)

Keith J. Allman President and Chief Executive Officer	2021	1,274,354	6,043,341	2,230,172	3,268,700	—	594,207	13,410,774
	2020	1,291,969	6,309,617	2,062,316	3,823,059	93,883	421,097	14,001,941
	2019	1,227,542	3,590,018	2,001,507	1,429,000	141,195	270,101	8,659,363

John G. Sznewajs Vice President, Chief Financial Officer	2021	769,190	1,556,085	559,891	995,800	—	191,953	4,072,919
	2020	756,879	1,663,082	550,100	1,119,833	1,099,010	155,648	5,344,552
	2019	719,134	946,333	549,877	418,600	1,132,455	87,993	3,854,392

Richard A. O’Reagan Group President	2021	598,177	1,249,736	438,631	811,200	—	156,391	3,254,135
	2020	592,956	1,303,400	425,994	877,311	8,508	121,586	3,329,755
	2019	563,388	741,350	413,443	327,900	13,895	75,926	2,135,902

Jai Shah Group President	2021	565,344	1,159,015	405,560	753,500	—	137,874	3,021,293
	2020	548,234	1,205,048	393,874	811,125	46,695	112,653	3,117,629
	2019	525,013	697,079	393,713	303,200	71,450	107,649	2,098,104

Kenneth G. Cole Vice President, General Counsel and Secretary	2021	507,036	890,184	322,271	567,600	—	128,532	2,415,623
	2020	502,622	957,430	312,986	644,486	24,163	93,852	2,535,539

Year (column a): Mr. Cole was not a named executive officer for 2019.

Salary (column b): Salary includes amounts voluntarily deferred by each executive officer as salary reductions under our 401(k) Savings Plan.

Stock Awards (column c): This column reports both grants of restricted stock units for the applicable performance year, grants of PRSUs made in 2021 under our LTIP and any other grants of stock, if applicable, as follows:

PART III - COMPENSATION OF EXECUTIVE OFFICERS	MASCO 2022

2021 STOCK AWARDS

Name	Restricted Stock Units ($)	Performance-Based Restricted Stock Units ($)	Total ($)

Keith J. Allman	3,813,400	2,229,941	6,043,341

John G. Sznewajs	996,086	559,999	1,556,085

Richard A. O’Reagan	810,946	438,790	1,249,736

Jai Shah	753,571	405,444	1,159,015

Kenneth G. Cole	567,840	322,344	890,184

•

The amounts reflected in the Restricted Stock Units column above and in the Stock Awards column (c) of the Summary Compensation Table are the estimated grant date fair value of the award opportunity for the applicable performance year, even though the award is not granted until the following year. Although the SEC rules require the estimated fair value to be based on the probable outcome of the performance or service award at the grant date, the Stock Awards column (c) reflects the actual awards for the 2021, 2020 and 2019 performance year, as applicable, since the grant date for the award occurred when the award was actually determined in early 2022, 2021 and 2020, respectively. The threshold, target and maximum dollar values applicable to 2021 performance are reported in the 2021 Grants of Plan-Based Awards Table below. Our executive officers realize the value of awards upon vesting, when the shares are issued. Restricted stock units vest in three equal installments over a three-year vesting period following the grant date.

•

The amounts reflected in the Performance-Based Restricted Stock Units column above and in the Stock Awards column (c) of the Summary Compensation Table for 2021 are based upon the number of PRSUs granted on February 25, 2021 under our LTIP, which we valued at $52.93 per share, the closing price of our stock that day, and assuming the target award would be earned at the end of the three-year performance period under our LTIP. If the maximum goal under our LTIP is achieved or exceeded, the payout to each executive officer would be: $4,460,236 for Mr. Allman; $1,164,626 for Mr. Sznewajs;$903,630 for Mr. O’Reagan; $859,800 for Mr. Shah; and $663,819 for Mr. Cole. The actual number of shares of stock awarded, if any, will be determined after the three-year performance period concludes on December 31, 2023.

Option Awards (column d): This column reports the aggregate grant date fair value of stock options, calculated in accordance with accounting guidance. In determining the grant date fair value of stock options, we used the same assumptions that can be found in the notes to our financial statements included in our Annual Report on Form 10-K for the corresponding year. These amounts do not correspond to the actual value the executive officer will realize, which will depend on overall market conditions, the future performance of our common stock and the timing of exercise of the option.

Non-Equity Plan Incentive Compensation (column e): The amounts reported in this column reflect the annual performance-based cash bonuses that were earned for the year indicated, based on the achievement of performance targets as described in the CD&A above.

Change in Pension Value & Nonqualified Deferred Compensation Earnings (column f): This column reports changes in the sum of year-end pension values, which reflect actuarial factors and variations in interest rates used to calculate present values. Increases in pension values do not represent increased benefit accruals, since benefits in our domestic defined benefit plans were frozen effective January 1, 2010. These values were obtained by comparing the present value of accumulated benefits for December 31 of the year indicated (shown for 2021 in the “2021 Pension Plan Table”) to the comparable amount for the prior year. We calculated the pension values for each of 2021, 2020 and 2019, as applicable, using the same assumptions that can be found in the notes to our financial statements included in our Annual Report on Form 10-K for the corresponding years. The executive officers did not have any above-market earnings under any of the plans in which they participate. The 2021 Summary Compensation Table shows no increases for 2021, since all values decreased due to the effect of rising interest rate assumptions used in the calculations.

MASCO 2022	PART III - COMPENSATION OF EXECUTIVE OFFICERS

All Other Compensation (column g): We provided our executive officers with the following other benefits in 2021:

2021 ALL OTHER COMPENSATION

Name	Profit Sharing and 401(k) Matching Contributions ($)	Financial Planning Expense ($)	Personal Use of Company Aircraft ($)	Total ($)

Keith J. Allman	457,881	10,000	126,326	594,207

John G. Sznewajs	181,953	10,000	—	191,953

Richard A. O’Reagan	146,391	10,000	—	156,391

Jai Shah	137,874	—	—	137,874

Kenneth G. Cole	118,532	10,000	—	128,532

•

The amounts reflected in the Profit Sharing and 401(k) Matching Contributions column include contributions under the 401(k) Savings Plan and the portions of the Benefit Restoration Plan applicable to that plan.

GRANTS OF PLAN-BASED AWARDS

The following table provides information about:

•	the potential payouts available to our executive officers under our 2021 annual performance-based cash bonus and restricted stock unit award opportunity;

•	the potential payouts available to our executive officers under our 2021-2023 LTIP;

•	the grants of PRSUs we made in 2021 under our 2021-2023 LTIP; and

•	the grants of stock options we made in 2021.

Our CD&A above describes our annual performance-based cash bonus and restricted stock unit award opportunities, performance targets, our LTIP and grants of stock options.

2021 GRANTS OF PLAN-BASED AWARDS

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (a) (#)	Exercise or Base Price of Option Awards ($ Per Share)	Grant Date Fair Value of Stock and Option Awards ($) (b)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Threshold ($)	Target ($)	Maximum ($)

Keith J. Allman	N/A-1	764,612	1,911,530	3,823,060
	02/25/2021				—	42,130	84,260				42,130			2,229,941
	N/A-2							892,047	2,230,118	4,460,236
	2/9/2021											163,870	56.29	2,230,172

John G. Sznewajs	N/A-1	232,925	582,313	1,164,626
	02/25/2021				—	10,580	21,160				10,580			559,999
	N/A-2							232,925	582,313	1,164,626
	2/9/2021											41,140	56.29	559,891

Richard A. O’Reagan	N/A-1	180,726	451,815	903,630
	02/25/2021				—	8,290	16,580				8,290			438,790
	N/A-2							180,726	451,815	903,630
	2/9/2021											32,230	56.29	438,631

Jai Shah	N/A-1	171,960	429,900	859,800
	02/25/2021				—	7,660	15,320				7,660			405,444
	N/A-2							171,960	429,900	859,800
	2/9/2021											29,800	56.29	405,560

Kenneth G. Cole	N/A-1	132,764	331,910	663,820
	02/25/2021				—	6,090	12,180				6,090			322,344
	N/A-2							132,764	331,910	663,819
	2/9/2021											23,680	56.29	322,271

Estimated Future Payouts Under Non-Equity Incentive Plan Awards: The amounts that correspond to grant date “N/A-1” reflect the threshold, target, and maximum opportunities under our 2021 annual performance-based cash bonus program described in our CD&A. The resulting cash bonus payments were made in February 2022 and are reported in the 2021 Summary Compensation Table above.

PART III - COMPENSATION OF EXECUTIVE OFFICERS	MASCO 2022

Estimated Future Payouts Under Equity Incentive Plan Awards:

•

The amounts that correspond to grant date “02/25/2021” reflect the threshold, target, and maximum opportunities under our LTIP relating to the 2021-2023 performance period. In 2021, our executive officers received grants of PRSUs under our LTIP, which we valued at $52.93 per share, the closing price of our common stock on the day of the grant, and assuming the target award would be earned at the end of the three-year performance period under our LTIP. The actual number of shares awarded, if any, will be determined after the three-year performance period concludes on December 31, 2023.

•

The amounts that correspond to grant date “N/A-2” reflect the threshold, target and maximum opportunities for the equity portion of our 2021 annual performance program described in our CD&A. The resulting awards of restricted stock units were made in February 2022 and are reported in the 2021 Summary Compensation Table above.

All Other Option Awards (column a): These amounts reflect the number of stock options granted to each executive officer in 2021. The stock options granted vest in three equal installments over a three-year period and remain exercisable until ten years from the date of grant.

Grant Date Fair Value of Stock and Option Awards (column b):

•

The amounts that correspond to grant date “02/25/2021” are based upon the number of PRSUs granted on February 25, 2021 under our LTIP, which we valued at $52.93 per share, the closing price of our stock on the day of the grant, and assuming the target award would be earned at the end of the three-year performance period under our LTIP. The actual number of shares awarded, if any, will be determined after the three-year performance period concludes on December 31, 2023.

•

The amounts that correspond to grant date “2/09/2021” reflect the grant date fair value of the stock option award on the grant date, which is determined in accordance with accounting guidance. Regardless of the value placed on a stock option on the grant date, the actual value of the option will depend on the market value of our common stock at a future date when the option is exercised.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

We make equity grants pursuant to our 2014 Long Term Stock Incentive Plan; outstanding grants made prior to May 2014 were made pursuant to our 2005 Long Term Stock Incentive Plan. We refer to these plans in this proxy statement collectively as our “Equity Plan.” The following table shows, for each executive officer as of December 31, 2021:

•	each vested and unvested stock option outstanding;

•	the aggregate number of unvested shares and units of restricted stock;

•	the market value of unvested shares and units of restricted stock based on the closing price of our common stock on December 31, 2021, which was $70.22 per share;

•	the aggregate number of PRSUs granted under our 2019-2021 LTIP, 2020-2022 LTIP and 2021-2023 LTIP; and

•	the market value of those PRSUs based on the closing price of our common stock on December 31, 2021.

Our executive officers have sole voting, but no investment power, over unvested restricted stock awards and have neither voting nor investment power over unvested restricted stock units or unexercised stock options. The value each executive officer will realize when the shares or units of restricted stock vest will depend on the value of our common stock on the vesting date.

MASCO 2022	PART III - COMPENSATION OF EXECUTIVE OFFICERS

2021 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards

Name	Original Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (a)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (b)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)

Keith J. Allman						162,662	11,422,126	154,670	10,860,927
	02/12/2014	123,081	—	19.66	02/12/2024
	02/11/2015	188,040	—	22.92	02/11/2025
	02/10/2016	206,250	—	25.51	02/10/2026
	02/10/2017	138,600	34,650	33.75	02/10/2027
	02/09/2018	100,098	66,732	42.13	02/09/2028
	02/07/2019	90,896	136,344	35.52	02/07/2029
	02/11/2020	64,420	128,840	47.53	02/11/2030
	02/09/2021	—	163,870	56.29	02/09/2031

John G. Sznewajs						43,640	3,064,401	40,240	2,825,653
	02/12/2014	62,680	—	19.66	02/12/2024
	02/11/2015	62,680	—	22.92	02/11/2025
	02/10/2016	68,750	—	25.51	02/10/2026
	02/10/2017	44,000	11,000	33.75	02/10/2027
	02/09/2018	27,498	18,332	42.13	02/09/2028
	02/07/2019	24,972	37,458	35.52	02/07/2029
	02/11/2020	17,183	34,367	47.53	02/11/2030
	02/09/2021	—	41,140	56.29	02/09/2031

Richard A. O’Reagan						33,988	2,386,637	31,530	2,214,037
	02/10/2017	30,000	7,500	33.75	02/10/2027
	02/09/2018	19,692	13,128	42.13	02/09/2028
	02/07/2019	18,776	28,164	35.52	02/07/2029
	02/11/2020	13,307	26,613	47.53	02/11/2030
	02/09/2021	—	32,230	56.29	02/09/2031

Jai Shah						32,984	2,316,136	29,450	2,067,979
	02/11/2015	3,422	—	22.92	02/11/2025
	02/10/2016	12,700	—	25.51	02/10/2026
	02/10/2017	10,480	5,240	33.75	02/10/2027
	02/09/2018	13,494	8,996	42.13	02/09/2028
	02/07/2019	17,880	26,820	35.52	02/07/2029
	02/11/2020	12,303	24,607	47.53	02/11/2030
	02/09/2021	—	29,800	56.29	02/09/2031

Kenneth G. Cole						24,986	1,754,517	23,170	1,626,997
	02/11/2015	27,043	—	22.92	02/11/2025
	02/10/2016	33,750	—	25.51	02/10/2026
	02/10/2017	22,232	5,558	33.75	02/10/2027
	02/09/2018	14,466	9,644	42.13	02/09/2028
	02/07/2019	13,788	20,682	35.52	02/07/2029
	02/11/2020	9,777	19,553	47.53	02/11/2030
	02/09/2021	—	23,680	56.29	02/09/2031

PART III - COMPENSATION OF EXECUTIVE OFFICERS	MASCO 2022

Option Awards: The stock option awards reflected in this table granted prior to 2020 vest in five equal annual installments commencing in the year following the year of grant. The stock option awards granted in and after 2020 vest in three equal annual installments commencing in the year following the year of grant.

Stock Awards (column a): This column reflects unvested restricted stock awards and units. The restricted stock units vest in three equal installments commencing in the year following the year of grant. Restricted stock awards granted in 2019 and earlier vest in five equal annual installments commencing in the year following the year of grant.

Stock Awards (column b): This column reflects PRSUs that were granted under our 2019-2021 LTIP, 2020-2022 LTIP and 2021-2023 LTIP. The number of PRSUs granted was based upon an assumption that the target award would be earned at the end of the three-year performance period. The actual number of shares awarded, if any, is determined after the three-year performance period concludes.

OPTION EXERCISES AND STOCK VESTED

The following table shows the number of shares acquired, and the value realized, by each of our executive officers during 2021, in connection with the exercise of stock options and the vesting of restricted stock previously awarded to each executive officer.

2021 OPTIONS EXERCISED AND STOCK VESTED

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Keith J. Allman	—	—	114,557	3,391,412

John G. Sznewajs	—	—	30,905	872,465

Richard A. O’Reagan	43,500	1,713,200	23,513	673,054

Jai Shah	—	—	20,394	490,548

Kenneth G. Cole	17,094	776,727	17,452	494,201

RETIREMENT PLANS

This section describes the retirement plans available to our executive officers.

Defined Contribution Plans

Our defined contribution plans are the tax-qualified 401(k) Savings Plan and the non-qualified Benefits Restoration Plan (“BRP”) applicable to the 401(k) Savings Plan. All of our executive officers participate in both of our defined contribution plans. We offer no other plans of deferred compensation that would permit the election of deferrals of cash compensation by our executive officers.

401(k) Savings Plan

Our 401(k) Savings Plan is available to eligible employees, and provides two employer contribution components, if applicable. The first employer contribution component is a matching contribution under which we match a percentage of an employee’s compensation deferred into the 401(k) Savings Plan. The second component is a discretionary profit sharing contribution that is guided by the operating profit performance target goal used to determine annual performance-based cash bonuses and awards of restricted stock units (see “Our 2021 Annual Performance Program” above). Our Compensation Committee has established our maximum profit sharing contribution percentage at 10% of each participant’s annual earnings (base salary and cash bonus).

MASCO 2022	PART III - COMPENSATION OF EXECUTIVE OFFICERS

Defined Contribution Portion of the BRP

The defined contribution portion of our BRP is available to our highly compensated employees and is not funded. Under the BRP, we make account allocations reflecting our 401(k) Savings Plan employer match (in 2021, for contributions up to $19,500), profit sharing contribution amounts that exceed the Code’s limitations, and earnings (or losses) on participants’ accounts. Following a participant’s termination of employment, the BRP account is paid by us in a lump sum.

2021 NON-QUALIFIED DEFERRED COMPENSATION

(Defined Contribution Portion of the Benefits Restoration Plan)

Name	Masco Allocations ($) (a)	Aggregate Earnings ($) (b)	Aggregate Withdrawals / Distributions ($) (c)	Aggregate Balance at December 31, 2021 ($) (d)

Keith J. Allman	421,341	202,112	—	2,334,474

John G. Sznewajs	145,412	247,006	—	1,548,307

Richard A. O’Reagan	109,851	87,655	—	746,399

Jai Shah	101,334	81,220	—	830,184

Kenneth G. Cole	81,992	31,444	—	437,578

Masco Allocations (column a): This column reports the amount of our 2021 plan year allocation to each executive officer’s BRP account. Amounts in this column are included in the All Other Compensation column in the 2021 Summary Compensation Table.

Aggregate Earnings (column b): This column reports the amount of earnings (or losses) posted to the account in 2021.

Aggregate Withdrawals / Distributions (column c): This column reports the aggregate amount of all withdrawals or distributions from the account in 2021.

Aggregate Balance (column d): This column reports the account’s ending balance at December 31, 2021. The following amounts included in this column were previously reported as compensation in our Summary Compensation Table for 2020 and 2019, as applicable:

Name	Masco Allocations Reported in 2020 ($)	Masco Allocations Reported in 2019 ($)

Keith J. Allman	251,697	143,010

John G. Sznewajs	97,148	55,968

Richard A. O’Reagan	71,686	42,324

Jai Shah	64,743	42,533

Kenneth G. Cole	53,952	N/A

Defined Benefit Pension Plans

In 2021, our defined benefit pension plans included the tax-qualified Masco Corporation Pension Plan (the “Pension Plan”), the non-qualified BRP applicable to the Pension Plan and the non-qualified Supplemental Executive Retirement Plan (“SERP”). Our defined benefit pension plans were frozen for future benefit accruals effective January 1, 2010. Consequently, the defined benefit pension benefits accrued for each of our executive officers are essentially fixed. In December 2019, our Board approved the termination of the Pension Plan. The termination process was completed in 2021. As part of this process, all plan participants receiving monthly annuity benefits in 2021 had their annuities placed with an insurance company. All other plan participants had a choice to either receive a lump sum distribution of their benefits or have a deferred or immediate annuity benefit placed with an insurance company. The termination did not include the BRP or SERP.

PART III - COMPENSATION OF EXECUTIVE OFFICERS	MASCO 2022

The Pension Plan and BRP

The Pension Plan and BRP provide that at age 65, a participant receives a monthly payment for the remainder of his or her life, with five years’ payments guaranteed. Employees became 100% vested in their pension benefit after completing five years of employment with us. The benefits paid are reduced for early retirement if commenced prior to age 65. The maximum credited service under the Pension Plan and the defined benefit portion of the BRP was 30 years. A participant who has ten or more years of service with us is eligible to receive a disability benefit equal to the participant’s accrued benefit. Messrs. Allman, Sznewajs, O’Reagan, Shah and Cole were participants in our Pension Plan, and each was 100% vested in his Pension Plan benefits at the time we terminated the Pension Plan. Messrs. Allman, Sznewajs and Shah are participants in our BRP applicable to the Pension Plan.

SERP

Mr. Sznewajs is the only executive officer that participates in a SERP, which provides that at age 65, he will receive a monthly payment for life of an amount up to 60% of the average of his highest three years’ cash compensation (base salary plus annual cash bonus, up to 60% of that year’s maximum bonus opportunity) earned on or before January 1, 2010. SERP payments are reduced by certain benefits paid by our other retirement plans or by retirement benefits payable by other employers. The maximum benefit under the SERP accrues after 15 years. When the SERP was frozen on January 1, 2010, Mr. Sznewajs’ accrual of 52% was frozen, and he is now 90% vested. Mr. Sznewajs will not be fully vested in his frozen SERP benefit unless he continues to be employed with us until he reaches age 55 (which will occur in 2023), or upon a change in control.

The SERP provides a disability benefit if Mr. Sznewajs becomes disabled while employed by us. The disability benefit is paid until the earlier of death, recovery from disability or age 65; is offset by payments from long-term disability insurance we have paid for; and is equal to 60% of his annual salary and bonus (up to 60% of the maximum bonus opportunity) as of January 1, 2010. At age 65, payments revert to a calculation based on the highest three-year average compensation as of January 1, 2010. Under the SERP, Mr. Sznewajs and his spouse may also receive medical benefits.

The present value of SERP payments to Mr. Sznewajs is reported in the 2021 Pension Plan Table below. His surviving spouse would receive reduced benefits.

Pension Plan Table

The 2021 Pension Plan Table below reports the distribution received by each of our executive officers, as applicable, upon the termination of our Pension Plan in 2021 and estimated present values on December 31, 2021 of accumulated benefits for each of our executive officers under the defined benefit portion of the BRP and the SERP, as applicable. The amounts payable to Mr. Sznewajs under the SERP have been reduced by amounts payable to him under the Pension Plan and the defined benefit portion of the BRP. Mr. Sznewajs’ SERP amount has also been reduced by the January 1, 2010 benefits payable under the profit sharing component of the 401(k) Savings Plan and the defined contribution portion of the BRP.

MASCO 2022	PART III - COMPENSATION OF EXECUTIVE OFFICERS

2021 PENSION PLAN TABLE

Name	Plan Name	Number of Years Credited Service (#) (a)	Present Value of Accumulated Benefits ($) (b)	Payments During Last Fiscal Year ($) (c)

Keith J. Allman	Pension Plan	N/A	—	392,348
	Defined Benefit Portion - BRP	12	134,282	—

John G. Sznewajs	Pension Plan	N/A	—	386,391
	Defined Benefit Portion - BRP	14	378,866	—
	SERP	14	4,039,869	—

Richard A. O’ Reagan	Pension Plan	N/A	—	45,400

Jai Shah	Pension Plan	N/A	—	184,750
	Defined Benefit Portion - BRP	6	43,898	—

Kenneth G. Cole	Pension Plan	N/A	—	123,074

Number of Years Credited Service (column a): This column reports:

•	For the BRP, credited service through January 1, 2010, the date on which accruals under our defined benefit pension plans were frozen, for years of employment with us, and our subsidiaries; and

•	For the SERP, credited service through January 1, 2010, for years of employment only with us.

We have not granted additional accruals to any of the executive officers in any of these retirement plans, and none of these plans provides for personal contributions or additional income deferral elections.

Present Value of Accumulated Benefits (column b): Amounts in this column were calculated as of December 31, 2021 using the normal form of benefit payable under each plan including: (a) base pay only for the BRP, (b) base pay plus cash bonus for the SERP, and (c) the same discount rates and mortality assumptions as described in the notes to financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021. Although SEC disclosure rules require a present value calculation, none of these defined benefit pension plans (other than in the event of a change in control) currently provides benefits in a lump sum.

Payments During Last Fiscal Year (column c): This column reports the lump sum distribution received by Messrs. Allman, Sznewajs, Shah and Cole upon the termination of the Pension Plan in 2021. For Mr. O’Reagan, this column reports the estimated value of the monthly benefit that was transferred to an insurance company.

PAYMENT UPON CHANGE IN CONTROL

We do not have employment agreements or change in control agreements with any of our executive officers. If we experienced a change in control, our executive officers would receive lump-sum payments of benefits under the BRP and, for Mr. Sznewajs, the SERP, that otherwise would be paid over time. Additionally, these two plans and our Equity Plan provide that participants could receive accelerated vesting and reimbursement (limited, for equity grants, to those made prior to 2012) in the case of imposition of excise tax upon a change in control. Upon a change in control, Mr. Sznewajs’ frozen SERP accrual of 52% would not change, but his vesting in this benefit would advance from 90% to 100%. None of our plans provides for additional accrual of benefits in the case of a change in control.

PART III - COMPENSATION OF EXECUTIVE OFFICERS	MASCO 2022

The following table reports the values of all payments (other than from our tax-qualified retirement plans) assuming a change in control (and a termination of employment under certain conditions) had occurred on December 31, 2021.

PAYMENTS UPON CHANGE IN CONTROL

Name	Cash ($)	Equity ($) (a)	SERP and BRP Payments ($) (b)	Perquisites ($)	Excise Tax Reimbursement ($) (c)	Other ($)	Total ($)

Keith J. Allman	—	24,497,540	2,883,151	—	—	—	27,380,691

John G. Sznewajs	—	6,633,177	5,552,892	—	—	—	12,186,069

Richard A. O’Reagan	—	5,059,032	856,250	—	—	—	5,915,282

Jai Shah	—	4,664,038	969,570	—	—	—	5,633,608

Kenneth G. Cole	—	3,719,302	519,570	—	—	—	4,238,872

Equity (column a): A change in control would trigger vesting (assuming a termination of employment under certain conditions had occurred with respect to awards granted beginning in 2013) of unvested restricted stock and stock option awards, the total value of which is shown in this column. This column is comprised of the incremental values for vestings of restricted stock (as shown in the 2021 Outstanding Equity Awards at Fiscal Year-End table above), plus the intrinsic values for vesting of stock options (based on our closing stock price of $70.22 on December 31, 2021): $13,075,414 for Mr. Allman; $3,568,776 for Mr. Sznewajs; $2,672,395 for Mr. O’Reagan; $2,347,902 for Mr. Shah; and $1,964,785 for Mr. Cole.

SERP and BRP Payments (column b): Amounts calculated for both the SERP and the BRP utilize the discount rates and mortality assumptions equal to the Pension Benefit Guarantee Corporation discount rates for lump sums in plan terminations, as in effect four months prior to the change in control, and the UP-1984 mortality table (both of which differ from the rates and assumptions used to calculate the lump sums reported in the Pension Plan Table). Amounts in this column also include amounts shown in the 2021 Non-Qualified Deferred Compensation table above.

Excise Tax Reimbursement (column c): Excise tax reimbursements apply only to agreements entered into prior to 2012. At December 31, 2021, no individual’s payments would have exceeded applicable limits in the Code for parachute payments; therefore, no amounts are shown in this column.

PAYMENT UPON RETIREMENT, TERMINATION, DISABILITY OR DEATH

Our executive officers may also be entitled to receive certain benefits upon retirement, voluntary or involuntary termination, disability or death, as described below. The benefits reported in the following tables would be paid on a monthly basis and, other than the BRP defined contribution component, not as lump sum payments.

Retirement

Upon retirement at or after age 65, our executive officers would be fully vested in the accumulated pension benefits shown in the table below. Following retirement, our equity awards generally continue to vest in accordance with the remaining vesting period.

PAYMENT UPON RETIREMENT

Name	Pension Plan Benefit ($)	BRP Benefit - Defined Benefit Portion ($)	BRP Benefit - Defined Contribution Portion ($)	SERP Benefit ($)	Total ($)

Keith J. Allman	—	134,282	2,755,815	—	2,890,097

John G. Sznewajs	—	378,866	1,693,719	4,039,869	6,112,454

Richard A. O’Reagan	—	—	856,250	—	856,250

Jai Shah	—	43,898	931,518	—	975,416

Kenneth G. Cole	—	—	519,570	—	519,570

MASCO 2022	PART III - COMPENSATION OF EXECUTIVE OFFICERS

Termination

If a voluntary or involuntary termination of employment had occurred on December 31, 2021, our executive officers would be fully vested in the accumulated pension benefits shown in the table below. Absent an agreement for post-termination extended vesting, termination of employment would result in forfeiture to us of all unvested equity awards. Vested stock options would remain exercisable for 30 days, in the case of voluntary termination, or 90 days, in the case of involuntary termination, but not beyond the originally-specified option expiration date.

PAYMENT UPON TERMINATION

Name	Pension Plan Benefit ($)	BRP Benefit - Defined Benefit Portion ($)	BRP Benefit - Defined Contribution Portion ($)	SERP Benefit ($) (a)	Total ($)

Keith J. Allman	—	134,282	2,755,815	—	2,890,097

John G. Sznewajs	—	378,866	1,693,719	3,635,878	5,708,463

Richard A. O’Reagan	—	—	856,250	—	856,250

Jai Shah	—	43,898	931,518	—	975,416

Kenneth G. Cole	—	—	519,570	—	519,570

SERP Benefit (column a): Mr. Sznewajs would have been 90% vested in his SERP benefit if his employment had terminated on December 31, 2021.

Disability

If a disability had terminated the employment of any of our executive officers on December 31, 2021, the executive officer would receive the benefits as reported in the table below. In addition, each executive officer would receive a benefit of $144,000 per year, payable from our long-term disability insurance policy. Any disability benefit received would terminate upon the earliest of death, recovery from disability or age 65, at which time the applicable retirement, termination or death benefits would become effective. In addition, all restrictions on restricted shares and units would lapse and all unvested stock options would become exercisable for the period of time allowed under the original awards.

PAYMENT UPON DISABILITY

Name	BRP Benefit - Defined Benefit Portion ($)	BRP Benefit - Defined Contribution Portion ($)	SERP Benefit ($)	Equity ($) (a)	Total Benefit ($)

Keith J. Allman	154,941	2,755,815	—	24,497,540	27,408,296

John G. Sznewajs	546,461	1,693,719	6,675,708	6,633,177	15,549,065

Richard A. O’Reagan	—	856,250	—	5,059,032	5,915,282

Jai Shah	30,915	931,518	—	4,664,038	5,626,471

Kenneth G. Cole	—	519,570	—	3,719,302	4,238,872

Equity (column a): Disability would trigger vesting of unvested equity awards, the total value of which is shown in this column. This column is comprised of the incremental values for vestings of restricted stock awards and units (as shown in the last column of the “2021 Outstanding Equity Awards at Fiscal Year-End” table above), plus the intrinsic values for vesting of stock options (based on our closing stock price of $70.22 on December 31, 2021): $13,075,414 for Mr. Allman; $3,568,776 for Mr. Sznewajs; $2,672,395 for Mr. O’Reagan; $2,347,902 for Mr. Shah; and $1,964,785 for Mr. Cole.

Death

If death had terminated the employment of any of our executive officers on December 31, 2021, the surviving spouse of the executive officer would receive the benefits as set forth in the table below. If the executive officer does not have a surviving spouse, a designated beneficiary (if applicable) would receive the benefits below, with the exception of the SERP and Pension Plan benefits and the benefits under the defined benefit portion of the BRP. In addition, all restrictions on restricted shares and units would lapse and all unvested stock options would become exercisable for up to a year, but not beyond the originally-specified option expiration date.

PART III - COMPENSATION OF EXECUTIVE OFFICERS	MASCO 2022

PAYMENT UPON DEATH

Name	Pension Plan Benefit ($)	BRP Benefit ($)		SERP Benefit ($)	Equity ($) (a)	Total Benefit ($)
		Defined Benefit Portion	Defined Contribution Portion

Keith J. Allman	—	60,486	2,755,815	—	24,497,540	27,313,841

John G. Sznewajs	—	151,293	1,693,719	5,636,022	6,633,177	14,114,211

Richard A. O’Reagan	—	—	856,250	—	5,059,032	5,915,282

Jai Shah	—	17,486	931,518	—	4,664,038	5,613,042

Kenneth G. Cole	—	—	519,570	—	3,719,302	4,238,872

Equity (column a): Death would trigger vesting of unvested equity awards, the total value of which is shown in this column. This column is comprised of the incremental values for vestings of restricted stock awards and units (as shown in the last column of the “2021 Outstanding Equity Awards at Fiscal Year-End” table above), plus the intrinsic values for vesting of stock options (based on our closing stock price of $70.22 on December 31, 2021): $13,075,414 for Mr. Allman; $3,568,776 for Mr. Sznewajs; $2,672,395 for Mr. O’Reagan; $2,347,902 for Mr. Shah and $1,964,785 for Mr. Cole.

Other Arrangements

As noted above in our CD&A it is our general policy not to enter into employment agreements, although, at our discretion, we may enter into severance arrangements or arrangements for an executive officer’s service following termination of employment. Such arrangements may include continued vesting of equity awards that would otherwise be forfeited, as well as provisions restricting competitive activities following termination.

CEO PAY RATIO

To identify our median employee for purposes of the pay ratio disclosure, we reviewed the annual base salaries for all persons who were employed by us on October 1, 2020, excluding Mr. Allman, our President and CEO. We included all employees, whether employed on a full-time, part-time, seasonal or temporary basis and did not make any estimates, assumptions or adjustments to any annual base salaries. As permitted by SEC rules, the median employee for our 2021 pay ratio is the same individual we identified for our 2020 pay ratio.

We calculated annual total compensation for our median employee using the same methodology we used for our executive officers as set forth in the above 2021 Summary Compensation Table. The total compensation of the median employee was $50,305.21, including wages, overtime pay, non-equity incentive program pay and company 401(k) match. The annual total compensation of our CEO was $13,410,774. The resulting pay ratio is 267:1.

MASCO 2022	PART IV - AUDIT MATTERS

AUDIT COMMITTEE REPORT

The Audit Committee consists of four members of the Board of Directors, each of whom is independent. The Audit Committee assists the Board of Directors in fulfilling the Board’s responsibility for oversight of the integrity of our financial statements, the effectiveness of our internal controls over financial reporting, the qualifications, independence, performance and remuneration of our independent registered public accounting firm (“independent auditors”), the performance of our internal audit function, our compliance with legal and regulatory requirements, and compliance by our employees and officers with our Code of Ethics. Management is responsible for the accuracy of our financial statements and our reporting process, including our system of internal controls over financial reporting. In discharging its oversight responsibilities, the Audit Committee reviewed and discussed with management our audited financial statements as of and for the year ended December 31, 2021 and our processes to ensure the accuracy of our financial statements.

The Audit Committee obtained from and discussed with our independent auditors, PricewaterhouseCoopers LLP (“PwC”), the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence. The Audit Committee discussed with PwC any relationships that may impact PwC’s objectivity and independence and satisfied itself as to PwC’s independence. The Audit Committee confirmed that PwC’s provision of non-audit services to us did not impair their independence. The Audit Committee discussed with PwC the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission (SEC). The Audit Committee also met with PwC independent of management.

Based on the reviews and discussions with management and PwC described above, the Audit Committee recommended to the Board of Directors that our financial statements as of and for the year ended December 31, 2021 be included in our Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the SEC. The Audit Committee also reappointed PwC as our independent auditors for 2022, which stockholders are being asked to ratify.

Audit Committee

Charles K. Stevens, Chair

Mark R. Alexander

John C. Plant

Reginald M. Turner

PART IV - AUDIT MATTERS	MASCO 2022

PRICEWATERHOUSECOOPERS LLP FEES

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Aggregate fees for professional services rendered to us by our independent registered public accounting firm, PwC, for the years ended December 31, 2021 and 2020 were (in millions):

	2021	2020

Audit Fees	$7.5	$7.0

Audit-Related Fees	—	$0.3

Tax Fees	$1.6	$1.9

All Other Fees	—	—

Total	$9.1	$9.2

•

The Audit Fees for the years ended December 31, 2021 and 2020 were for services rendered for audits and quarterly reviews of our consolidated financial statements, audits of our internal controls over financial reporting, statutory audits, issuance of comfort letters, consents and assistance with review of documents filed with the SEC.

•	The Audit-Related Fees for the year ended December 31, 2020 were for services rendered for due diligence related to acquisitions and employee benefit plan audits and compilations.

•

The Tax Fees for the years ended December 31, 2021 and 2020 were for professional services related to tax return preparation and review, tax audit assistance, tax planning and tax advice related to reorganizations, acquisitions and dispositions and transfer pricing programs.

AUDIT COMMITTEE PRE-APPROVAL POLICIES AND PROCEDURES

Our Audit Committee has established a policy requiring its annual review and pre-approval of all audit services and permitted non-audit services to be performed by PwC. Our Audit Committee will, as necessary, consider and, if appropriate, approve the provision of additional audit and non-audit services by PwC that are not encompassed by our Audit Committee’s annual pre-approval. Our Audit Committee has delegated to our Audit Committee Chair the approval authority, on a case-by-case basis, for services outside or in excess of our Audit Committee’s aggregate pre-approved levels, provided that the Chair shall report any such decisions to our Audit Committee at its next regular meeting. All of the services referred to in the table above for 2021 were pre-approved by our Audit Committee or our Audit Committee Chair and none of the services approved by our Audit Committee during 2021 were under the de minimis exception to pre-approval contained in the applicable rules of the SEC.

MASCO 2022	PART IV - AUDIT MATTERS

PROPOSAL 3: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

Our Audit Committee is responsible for the appointment, remuneration, retention and oversight of the independent registered public accounting firm retained to audit our financial statements. As part of its oversight, our Audit Committee and its Chair review and evaluate our lead audit engagement partner and participate in the selection of the new lead audit engagement partner in conjunction with the mandated rotation of that partner.

Our Audit Committee has selected the independent registered public accounting firm of PricewaterhouseCoopers LLP (“PwC”) to audit our financial statements for the year 2022. We have retained PwC (or its predecessor) as our independent auditor since 1959, and our Audit Committee believes that the continued retention of PwC to serve as our independent auditor is in the best interests of our Company and our stockholders.

Representatives of PwC will be present at our Annual Meeting and will have the opportunity to make a statement and respond to appropriate questions. If the selection of PwC is not ratified, our Audit Committee will consider selecting another independent registered public accounting firm as our independent auditors.

Our Board recommends a vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent auditors for the year 2022.

The affirmative vote of a majority of the votes cast by shares entitled to vote is required for the ratification of the selection of independent auditors. Abstentions are not counted as votes cast, and therefore do not affect the ratification of the selection of independent auditors.

PART V - EXECUTIVE OFFICERS AND BENEFICIAL OWNERSHIP	MASCO 2022

EXECUTIVE OFFICERS

Our Board of Directors elects our executive officers annually. Our current executive officers are listed below.

Name	Position	Age	Executive Officer Since

Keith J. Allman	President and Chief Executive Officer	59	2014

Kenneth G. Cole	Vice President, General Counsel and Secretary	56	2013

Richard A. O’Reagan	Group President	58	2014

Jai Shah	Group President	55	2018

Renee Straber	Vice President, Chief Human Resource Officer	51	2014

John G. Sznewajs	Vice President, Chief Financial Officer	54	2005

Robin L. Zondervan	Vice President, Controller and Chief Accounting Officer	42	2022

Keith J. Allman: Mr. Allman’s experience is described above in “Class II Directors (Term Expiring at the Annual Meeting in 2023).”

Kenneth G. Cole: Mr. Cole was elected Vice President, General Counsel and Secretary in 2013. Mr. Cole joined us in 2004 and has held positions of increasing responsibility in our legal department, serving most recently as Senior Assistant General Counsel and Director of Commercial Legal Affairs.

Richard A. O’Reagan: Mr. O’Reagan was elected Group President in 2014. He joined Masco in 2008 as Vice President of Sales for Delta Faucet Company and in 2011 became the President of Delta Faucet Company.

Jai Shah: Mr. Shah was elected Group President in 2018. He most recently served as the President of Delta Faucet Company, a position he held since 2014. He previously served as the Vice President—Chief Human Resource Officer of Masco Corporation (2012-2014), Vice President Finance—Retail/Wholesale Platform since 2008, as a Group Vice President from 2007 to 2008, and as our Vice President—Strategic Planning from 2005 to 2007.

Renee Straber: Ms. Straber was elected Vice President, Chief Human Resource Officer in 2014, after serving as our Group Director—Human Resources since 2012. She joined Masco in 1995 as a Human Resource Representative for Delta Faucet Company and was promoted to Vice President, Human Resources for Delta Faucet Company in 2007.

John G. Sznewajs: Mr. Sznewajs was elected Vice President, Chief Financial Officer in 2007. He served as our Treasurer (2005-2016) and Vice President—Business Development (2003-2005).

Robin L. Zondervan: Ms. Zondervan was elected Vice President, Controller and Chief Accounting Officer in February 2022. Ms. Zondervan was previously employed at Steelcase Inc., where she served as the Vice President, Corporate Controller and Chief Accounting Officer since April 2021, Corporate Controller & Chief Accounting Officer from December 2020 to April 2021, Corporate Controller from May 2018 to December 2020 and Assistant Corporate Controller from March 2014 to May 2018.

MASCO 2022	PART V - EXECUTIVE OFFICERS AND BENEFICIAL OWNERSHIP

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table shows the beneficial ownership of our common stock as of December 31, 2021 by (i) each of our directors and director nominees, (ii) each executive officer included in the 2021 Summary Compensation Table, (iii) all of our current directors and executive officers as a group (17 individuals), and (iv) all persons whom we know to be beneficial owners of five percent or more of our common stock. Except as indicated below, each person exercises sole voting and investment power with respect to the shares listed.

Name	Shares of Common Stock Beneficially Owned (a)	Percentage of Voting Power Beneficially Owned

Mark R. Alexander	24,711	*

Keith J. Allman	1,407,149	*

Kenneth G. Cole	204,450	*

Marie A. Ffolkes	5,587	*

Christopher A. O’Herlihy	32,836	*

Richard A. O’Reagan	171,424	*

Donald R. Parfet	29,234	*

Lisa A. Payne	32,424	*

John C. Plant	31,644	*

Jai Shah	132,443	*

Charles K. Stevens	9,310	*

John G. Sznewajs	571,720	*

Reginald M. Turner	22,016	*

All directors and executive officers of Masco as a group	2,853,044	1.2%

BlackRock, Inc. 55 East 52nd Street, New York, NY 10055	23,771,724	9.7%

Massachusetts Financial Services Company 111 Huntington Avenue, Boston, MA 02199	21,229,307	8.7%

The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	25,532,389	10.5%

* Less than one percent.

Shares of Common Stock Beneficially Owned (column a): The amounts reported in this column include:

•	For Mr. Parfet, 80 shares held in a trust.

•	For Ms. Payne, 875 shares held in a trust.

•

Based on a Schedule 13G filed with the SEC on February 1, 2022, on December 31, 2021 BlackRock, Inc. (through certain of its subsidiaries) beneficially owned 23,771,724 shares of our common stock, with sole voting power over 20,813,325 shares and sole dispositive power over all the shares.

•

Based on a Schedule 13G filed with the SEC on February 2, 2022, on December 31, 2021 Massachusetts Financial Services Company beneficially owned 21,229,307 shares of our common stock, with sole voting power over 19,290,785 of the shares and sole dispositive power over all of the shares.

•

Based on a Schedule 13G filed with the SEC on February 10, 2021, on December 31, 2021 The Vanguard Group beneficially owned 25,532,389 shares of our common stock, with sole voting power over none of the shares and shared voting power over 392,349 shares, and sole dispositive power over 24,542,930 shares and shared dispositive power over 989,459 shares.

PART V - EXECUTIVE OFFICERS AND BENEFICIAL OWNERSHIP	MASCO 2022

•

Shares of unvested restricted stock awards and shares that may be acquired on or before March 1, 2022 upon the vesting of restricted stock units and the exercise of stock options, as reflected in the table below. Holders have sole voting, but no investment power, over unvested restricted stock awards and have neither voting nor investment power over unvested restricted stock units or unexercised stock option shares.

Name	Unvested Restricted Stock Awards	Shares that may be acquired on or before March 1, 2022 upon vesting of restricted stock units	Shares that may be acquired on or before March 1, 2022 upon exercise of stock options

Mark R. Alexander	1,230	—	—

Keith J. Allman	64,928	36,290	1,143,892

Kenneth G. Cole	10,156	5,506	155,999

Marie A. Ffolkes	1,230	—	—

Christopher A. O’Herlihy	1,230	—	—

Richard A. O’Reagan	13,798	7,496	129,276

Donald R. Parfet	1,230	—	—

Lisa A. Payne	1,230	—	—

John C. Plant	1,230	—	—

Jai Shah	14,320	6,930	111,193

Charles K. Stevens	1,230	—	—

John G. Sznewajs	17,876	9,567	371,311

Reginald M. Turner	1,230	—	—

All current directors and executive officers of Masco as a group	144,486	72,985	2,051,105

MASCO 2022	PART VI - GENERAL INFORMATION

2022 ANNUAL MEETING OF STOCKHOLDERS

The Board of Directors of Masco Corporation is soliciting the enclosed proxy for use at the Annual Meeting of Stockholders of Masco Corporation to be held on Thursday, May 12, 2022 at 9:30 a.m. Eastern Time, and at any adjournment or postponement of the Annual Meeting. This proxy statement and the enclosed proxy card are being mailed or otherwise made available to stockholders on or about March 25, 2022. We are concurrently mailing to stockholders a copy of our 2021 Annual Report to Stockholders, which includes our Form 10-K for the year ended December 31, 2021.

Who is entitled to vote at the Annual Meeting?

Our Board established the close of business on March 18, 2022 as the record date to determine the stockholders entitled to receive a notice of, and to vote at, our Annual Meeting or an adjournment or postponement of the meeting. On the record date, there were 236,524,031 shares of our common stock, $1 par value, outstanding and entitled to vote. Each share of our common stock represents one vote that may be voted on each matter that may come before the Annual Meeting.

All shares of our common stock represented by properly executed and unrevoked proxies will be voted by the persons named as proxy holders in accordance with the instructions given. If no instructions are indicated on a proxy, properly executed proxies will be voted as follows:

•	FOR each Class I Director nominee;

•	FOR the approval of the compensation paid to our named executive officers; and

•	FOR the ratification of PricewaterhouseCoopers LLP as our independent auditors for 2022.

What is the difference between holding shares as a record holder and as a beneficial owner?

If your shares are registered in your name with our registrar and transfer agent, Computershare, you are the “record holder” of those shares. If you are a record holder, we have provided these proxy materials directly to you.

If your shares are held in a stock brokerage account, or with a bank or other holder of record, you are considered the “beneficial owner” of those shares held in “street name.” If your shares are held in street name, these proxy materials have been forwarded to you by your bank or broker. As the beneficial owner, you have the right to instruct that organization on how to vote your shares.

What is a broker non-vote?

If your shares are held in “street name” through a bank, broker or other nominee, you must provide voting instructions to that organization. If you do not provide voting instructions, the organization may vote in its discretion on routine

PART VI - GENERAL INFORMATION	MASCO 2022

proposals, but not on non-routine proposals, resulting in a “broker non-vote” for those non-routine proposals. Only our Proposal 3, Ratification of Selection of Independent Auditors, is a routine proposal.

How are abstentions and broker non-votes treated?

Abstentions and broker non-votes are not treated as votes cast with respect to any of the proposals on the agenda, so they will not have an effect on the outcome of the proposals.

What constitutes a quorum?

To conduct business at our Annual Meeting, we must have a quorum of stockholders present. A quorum is present when a majority of the outstanding shares of stock entitled to vote, as of the record date, are represented in person or by proxy. Broker non-votes and abstentions will be counted toward the establishment of the quorum.

How can I submit my vote?

There are four methods you can use to vote: by internet, by telephone, by mail or at the meeting. Submitting your proxy by internet, telephone or mail will not affect your right to attend the Annual Meeting and change your vote. Unless you are voting at the meeting, your vote must be received by 11:59 p.m. Eastern Time on May 11, 2022.

Method	Record Holder	Beneficial Owner

Internet	Have your proxy card available and log on to www.proxyvote.com.	If your bank or broker makes this method available, the instructions will be included with the proxy materials.

Telephone	Have your proxy card available and call (800) 690-6903 from a touchtone telephone anywhere (toll free only in the United States).	If your bank or broker makes this method available, the instructions will be included with the proxy materials.

Mail	Mark, date, sign and promptly mail the enclosed proxy card in the postage-paid envelope provided for mailing in the United States.	Mark, date, sign and promptly mail the voting instruction form provided by your bank or broker in the postage-paid envelope provided for mailing in the United States.

At The Meeting	You may vote by ballot at the Annual Meeting.	You may vote by ballot at the Annual Meeting.

How many votes are needed for each proposal to pass?

All of the matters to be considered at our Annual Meeting require the approval of a majority of the votes that are actually cast.

Our Bylaws provide that, in uncontested elections, directors are elected if the majority of votes cast FOR each nominee exceed the votes cast AGAINST such nominee. Proxies cannot be voted for a greater number of persons than the number of nominees named. Each director nominee will provide to us an irrevocable resignation if the majority of the votes cast are against him or her. The resignation will be effective within 90 days after the election results are certified, if the Board (excluding nominees who did not receive a majority of votes for their election) accepts the resignation, which it will do in the absence of a compelling reason otherwise.

If you are the stockholder of record, and you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by our Board on all matters presented in this proxy statement, and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting.

Is my proxy revocable?

You may revoke your proxy before it is exercised at the Annual Meeting, by timely delivering a subsequent proxy or by notifying us in writing of such revocation to the attention of Kenneth G. Cole, Secretary, at 17450 College Parkway, Livonia, Michigan 48152 before your proxy is voted. Unless you revoke your proxy at the meeting, your revocation must be received by 11:59 p.m. Eastern Time on May 11, 2022.

MASCO 2022	PART VI - GENERAL INFORMATION

Who is paying for the expenses involved in preparing and mailing this proxy statement?

We are paying the expenses involved in preparing, assembling and mailing these proxy materials and all costs of soliciting proxies. Our executive officers and other employees may solicit proxies, without additional compensation, personally and by telephone and other means of communication. In addition, we have retained Morrow Sodali LLC, 333 Ludlow Street, 5th Floor, Stamford, Connecticut 06902, to assist in the solicitation of proxies for a fee of $12,000, plus expenses. If you have questions about voting your shares, you may call Morrow Sodali LLC, at (877) 787-9239 (for individual stockholders) or (203) 658-9400 (for banks and brokerage firms). We will reimburse brokers and other persons holding our common stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy materials to beneficial owners.

What happens if additional matters are presented at the Annual Meeting?

Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Messrs. Allman and Cole, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If for any reason any of our director nominees is not available as a candidate, Messrs. Allman and Cole may vote your shares for another candidate (or candidates) who may be nominated by the Board, or the Board may reduce its size.

What is “householding” and how does it affect me?

The proxy rules of the SEC permit companies and intermediaries, such as brokers and banks, to satisfy proxy statement delivery requirements for two or more stockholders sharing an address by delivering one proxy statement to those stockholders. This procedure, known as “householding,” reduces the amount of duplicate information that stockholders receive and lowers our printing and mailing costs.

We have been notified that certain intermediaries will use householding for our proxy materials and our 2021 Annual Report. Therefore, only one proxy statement and 2021 Annual Report may have been delivered to your address if multiple stockholders share that address. Stockholders who wish to opt out of this procedure and receive separate copies of the proxy statement and annual report in the future, or stockholders who are receiving multiple copies and would like to receive only one copy, should contact their bank, broker or other nominee or us at the address and telephone number below.

We will promptly send a separate copy of the proxy statement for the Annual Meeting or 2021 Annual Report if you send your request to webmaster@mascohq.com, call our Investor Relations Department at (313) 792-5500, or if you write to Investor Relations, Masco Corporation, 17450 College Parkway, Livonia, Michigan 48152.

Our Website

We maintain a website at www.masco.com. The information on our website is not a part of this proxy statement, and it is not incorporated into this proxy statement or any other filings we make with the SEC.

PART VI - GENERAL INFORMATION	MASCO 2022

2023 ANNUAL MEETING OF STOCKHOLDERS

If you wish to submit a proposal to be considered at our 2023 Annual Meeting, you must comply with the following procedures. Any communication to be made to our Secretary as described below should be sent to: Kenneth G. Cole, Secretary, Masco Corporation, 17450 College Parkway, Livonia, Michigan 48152.

PROXY STATEMENT PROPOSAL

If you intend to present proposals to be included in our proxy statement for our 2023 Annual Meeting, you must give written notice of your intent to our Secretary on or before November 25, 2022 (120 calendar days prior to the anniversary of our mailing this proxy statement). The proposals must comply with SEC regulations under Rule 14a-8 for including stockholder proposals in a company’s materials.

MATTER FOR ANNUAL MEETING AGENDA

If you intend to bring a matter before next year’s meeting, other than by submitting a proposal to be included in our proxy statement, we must receive notice in accordance with our Bylaws, which state that our Secretary must receive your notice no earlier than January 12, 2023 and no later than February 11, 2023. For each matter you intend to bring before the meeting, your proposal must be in compliance with all of the requirements in our Bylaws.

DIRECTOR CANDIDATE NOMINATION

If you wish to nominate director candidates for election to the Board at the 2023 Annual Meeting (but not for inclusion in our proxy statement), you must submit the information required by, and follow the deadline in, our Certificate of Incorporation and our Bylaws to our Secretary no later than February 8, 2023 and the nomination must be in compliance with all the requirements in our Bylaws.

PROXY ACCESS DIRECTOR CANDIDATE NOMINATION

Our Bylaws provide that under certain circumstances, a stockholder or group of stockholders may include director candidates that they have nominated in our proxy statement. The nominating stockholder or group of stockholders must deliver the information required by our Bylaws, and each nominee must meet the qualifications required by our Bylaws. Requests to include stockholder-nominated candidates in our proxy materials for our 2023 Annual Meeting must be received by our Secretary no earlier than October 27, 2022 and no later than November 25, 2022.

MASCO 2022	PART VI - GENERAL INFORMATION

OTHER MATTERS

The Board of Directors knows of no other matters to be voted upon at the Annual Meeting. If any other matters properly come before the Annual Meeting, the proxy holders named in the enclosed proxy will have discretionary authority to vote the shares represented by the proxy in their discretion with respect to such matters.

By Order of the Board of Directors,

Kenneth G. Cole

Vice President, General Counsel and Secretary

Livonia, Michigan

March 25, 2022

MASCO CORPORATION

17450 COLLEGE PARKWAY

LIVONIA, MI 48152

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on Wednesday, May 11, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on Wednesday, May 11, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	D74195-P67234	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  —  — — — — — — — — — — — — — — —

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

  MASCO CORPORATION

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	For	Against	Abstain

1a. Donald R. Parfet	☐	☐	☐

1b. Lisa A. Payne	☐	☐	☐

1c. Reginald M. Turner	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:	For	Against	Abstain

2.  To approve, by non-binding advisory vote, the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and the related materials disclosed in the Proxy Statement.

	☐	☐	☐

3. To ratify the selection of PricewaterhouseCoopers LLP as independent auditors for the Company for 2022.	☐	☐	☐

NOTE: In their discretion, the proxy holders are authorized to vote upon such other matters that may come before the meeting or any adjournment or postponement thereof.
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — —  — — — — — — —

D74196-P67234

MASCO CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE

ANNUAL MEETING OF STOCKHOLDERS

MAY 12, 2022

The undersigned stockholder(s) hereby appoint(s) Keith J. Allman and Kenneth G. Cole, or either of them, as proxy holders, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of Common Stock of MASCO CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders (the “Meeting”) to be held at 9:30 A.M. Eastern Time on Thursday, May 12, 2022, at the corporate offices of the Company at 17450 College Parkway, Livonia, Michigan 48152, and any adjournment or postponement thereof, and to vote in their discretion on any other matters that may come before the meeting or any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3.

The undersigned hereby acknowledge(s) prior receipt of a Notice of Annual Meeting of Stockholders of the Company called for May 12, 2022, the Proxy Statement for the Annual Meeting and the 2021 Annual Report to Stockholders.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side